 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Schedule 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(g))
☐	Definitive Information Statement

REGENCY AFFILIATES, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which Transaction applies:
2)	Aggregate number of securities to which Transaction applies:
3)	Per unit price or other underlying value of Transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of Transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

REGENCY AFFILIATES, INC.
610 N.E. JENSEN BEACH BLVD.
JENSEN BEACH, FL 34957
(772) 334-8181

Dear Stockholder:

 This letter and accompanying information statement is being furnished to the stockholders of Regency Affiliates, Inc., a Delaware corporation, to inform them of certain corporate actions intended to be taken by Regency which are designed to permit Regency to file for termination of registration of its common stock under the federal securities laws.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.  The corporate actions described in the accompanying information statement were approved by our Board of Directors and by the written consent of holders of a majority of our issued and outstanding common stock.  Under applicable law, we may effect the corporate actions described in the accompanying information statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such actions in writing.  Accordingly, we are not asking for your vote on these matters and the accompanying information statement is being furnished solely for the purpose of informing you of the corporate actions described therein before they take effect.

The corporate actions described in the accompanying information statement include an amendment to Regency’s Certificate of Incorporation to effect a 1-for-100 reverse split of Regency’s common stock, followed immediately by an amendment to Regency’s certificate of incorporation to effect a 100-for-1 forward stock split of Regency’s common stock.  The transactions will not result in any change in the number of shares of common stock held by stockholders of Regency other than stockholders who, immediately before the effective time of the reverse stock split, own fewer than 100 shares of Regency’s common stock.  Stockholders who own fewer than 100 shares of Regency common stock immediately before the effective time of the reverse stock split will no longer hold any of such shares after the transactions and instead will be entitled to receive $6.00 cash for each such share.  Regency expects to pay approximately $114,690 in the aggregate to purchase approximately 19,115  shares of common stock in the transactions (approximately 0.5% of Regency’s total outstanding shares), and to thereby reduce the number of record stockholders of the company from approximately 2,501 to approximately 176.

With fewer than 300 stockholders of record expected after the transactions, Regency will be permitted to, and intends to, file for termination of registration of its common stock under the federal securities laws.  Deregistration is expected to result in significant annual cost savings to Regency, however, deregistration would also, after a 90 day waiting period, result in Regency no longer being subject to certain disclosure and other requirements under the federal securities laws that are applicable to public reporting companies.  Accordingly, stockholders of Regency after a deregistration will likely receive less, and less frequent, financial, business and other information about Regency than they received when Regency was a public reporting company.  In addition, deregistration could negatively affect stockholders’ ability to buy or sell Regency’s common stock in the public markets.

The accompanying information statement contains details of the corporate actions described above.  You are urged to read it carefully and in its entirety.

The accompanying information statement is first being mailed to our stockholders on or about [______], 2010 to stockholders of record as of [_______], 2010.  The corporate actions described therein will take effect on or about [_____], 2010 [20 calendar days after mailing].

Thank you for your continued support.

Sincerely,
/s/ Laurence S. Levy
President and Chief Executive Officer

________________, 2010

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE CORPORATE ACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

REGENCY AFFILIATES, INC.
610 N.E. JENSEN BEACH BLVD.
JENSEN BEACH, FL 34957
(772) 334-8181

PRELIMINARY

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is furnished to the holders of common stock, par value $.01 per share, of Regency Affiliates, Inc., a Delaware corporation (the “Company” or “Regency”), having an address at 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34597, in connection with the following corporate actions unanimously approved by the Board of Directors of the Company on January 28, 2010, and the written consent in lieu of a meeting, dated February 26, 2010, of the holders of a majority of the Company’s issued and outstanding shares of common stock:

•	an amendment to the Company’s certificate of incorporation to effect a 1-for-100 reverse stock split of the Company’s common stock (the “Reverse Stock Split”); and

•	an amendment to the Company’s certificate of incorporation immediately following the Reverse Stock Split to effect a 100-for-1 forward stock split (the “Forward Stock Split”).

We refer to the Reverse Stock Split and the Forward Stock Split collectively as the “Transaction.”

The Reverse Stock Split will become effective at 4:58 p.m. (New York City time) on the date of filing with the Secretary of State of the State of Delaware of the certificate of amendment for the Reverse Stock Split, and the Forward Stock Split will become effective at 4:59 p.m. (New York City time) on the date of filing with the Secretary of State of the State of Delaware of the certificate of amendment for the Forward Stock Split.  Regency intends to file the certificates of amendment on [________], 2010, or as soon as practicable thereafter.  We refer to the date and time that the Reverse Stock Split becomes effective as the “effective time of the Reverse Stock Split,” and we refer to the date and time that the Forward Stock Split becomes effective as either the “effective time of the Forward Stock Split” or the “effective time of the Transaction.”

The form of certificate of amendment for the Reverse Stock Split is attached as Appendix A to this Information Statement and the form of certificate of amendment for the Forward Stock Split is attached as Appendix B to this Information Statement.

The Transaction will not result in any change in the number of shares of common stock held by stockholders of Regency other than stockholders of who, immediately prior to the effective time of the Reverse Stock Split, own fewer than 100 shares of Regency’s common stock.  Stockholders owning fewer than 100 shares of common stock immediately before the effective time of the Reverse Stock Split will no longer own such shares after the effective time of the Reverse Stock Split and, in lieu thereof, will be entitled to receive from the Company $6.00 in cash, without interest, for each of such shares of common stock.  Based on current holdings of stockholders of record, we estimate that approximately 19,115 shares will be purchased from stockholders (approximately 0.5% of Regency’s total outstanding shares), for an aggregate purchase price of approximately $114,690, and that the number of record stockholders of the company will be reduced from approximately 2,501 to approximately 176.

With fewer than 300 stockholders of record expected after the transactions, Regency will be permitted to, and intends to, file for termination of registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Deregistration is expected to result in significant annual cost savings to Regency, however, deregistration would also, after a 90 day waiting period, result in Regency no longer being subject to certain disclosure and other requirements under the federal securities laws that are applicable to public reporting companies.  Accordingly, stockholders of Regency after a deregistration will likely receive less, and less frequent, financial, business and other information about Regency than they received when Regency was a public reporting company.  In addition, deregistration could negatively affect stockholders’ ability to buy or sell Regency’s common stock in the public markets.

This document provides you with detailed information about the Transaction.  Please see “Where You Can Find More Information” for additional information about Regency on file with the Securities and Exchange Commission (the “SEC”).

This Information Statement was first mailed to stockholders on or about [___________], 2010, and the Transaction will take effect on or about [_____________], 2010, or as soon as practicable thereafter.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE CORPORATE ACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE FORM OF YOUR SHARE OWNERSHIP	2
SPECIAL FACTORS	5
PURPOSE OF AND REASONS FOR THE TRANSACTION	5
EFFECTS OF THE TRANSACTION	5
BENEFITS OF THE TRANSACTION	8
DISADVANTAGES OF THE TRANSACTION	10
ALTERNATIVES CONSIDERED	11
FAIRNESS OF THE TRANSACTION	11
U.S. FEDERAL INCOME TAX CONSEQUENCES	30
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	32
MARKET PRICES OF THE COMMON STOCK	32
DIVIDEND POLICY	33
TRANSFER AGENT	33
REGENCY REPURCHASES OF SECURITIES	33
SECURITIES TRANSACTIONS INVOLVING AFFILIATES	33
SUMMARY FINANCIAL INFORMATION	34
THE TRANSACTION	36
THE AMENDMENTS	36
EXCHANGE OF CERTIFICATES	36
REGULATORY APPROVALS	37
NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS	37
CONDITIONS TO COMPLETION OF THE TRANSACTION	37
SOURCE OF FUNDS FOR THE TRANSACTION	37
MANAGEMENT OF REGENCY	39
DIRECTORS	39
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	41
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
COST OF THIS INFORMATION STATEMENT	43
WHERE YOU CAN FIND MORE INFORMATION	43
DOCUMENTS INCORPORATED BY REFERENCE	44

APPENDICES:

APPENDIX A:	Form of Certificates of Amendment to Certificate of Incorporation of Regency Affiliates, Inc. (Reverse Stock Split)
APPENDIX B:	Form of Certificates of Amendment to Certificate of Incorporation of Regency Affiliates, Inc. (Forward Stock Split)
APPENDIX C:	Opinion of Madison Williams and Company

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET PROVIDES AN OVERVIEW OF THE MATERIAL TERMS OF THE CORPORATE ACTION DESCRIBED IN THIS INFORMATION STATEMENT.  FOR A MORE COMPLETE DESCRIPTION WE URGE YOU TO CAREFULLY READ THIS INFORMATION STATEMENT AND ITS APPENDICES.  FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS INFORMATION STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF THE ITEMS DISCUSSED BELOW.

AS USED IN THIS INFORMATION STATEMENT, “REGENCY,” THE “COMPANY,” “WE,” “OUR,” “OURS” AND “US” REFER TO REGENCY AFFILIATES, INC., A DELAWARE CORPORATION.  REFERENCES TO OUR "CONTROLLING STOCKHOLDER" MEAN LAURENCE S. LEVY, ROYALTY HOLDINGS LLC ("ROYALTY HOLDINGS") AND ROYALTY MANAGEMENT, INC. ("ROYALTY MANAGEMENT"), COLLECTIVELY.

THE TRANSACTION

Regency expects that, in connection with, or as a result of, the Transaction:

•
Regency’s stockholders holding fewer than 100 shares of Regency’s common stock immediately prior to the effective time of the Reverse Stock Split will no longer own such shares after the Transaction and instead will be entitled to receive a cash payment from Regency of $6.00 for each such share, without interest (see “Questions and Answers About the Transaction and the Form of your Share Ownership”, “Special Factors – Effects of the Transaction” and “The Transaction – The Amendments”);

•
All stockholders of Regency other than stockholders holding fewer than 100 shares of Regency’s common stock immediately prior to the effective time of the Reverse Stock Split (discussed above) will continue to hold the same number of shares of Regency’s common stock after completion of the Transaction and such stockholders will not be entitled to receive any cash in the Transaction (see “Questions and Answers About the Transaction and the Form of your Share Ownership”, “Special Factors – Effects of the Transaction” and “The Transaction – The Amendments”);

•
Approximately 19,115 shares of Regency’s common stock, representing approximately 0.5% of Regency’s total outstanding shares, will be purchased from stockholders in the Transaction for an aggregate purchase price of approximately $114,690 (see “Special Factors – Effects of the Transaction – Effects on Regency”);

•
Regency will terminate registration of its common stock under federal securities laws, thereby terminating Regency’s obligation to file annual and periodic reports and proxy statements with the SEC, which will result in stockholders receiving less, and less frequent, business, financial and other information about Regency, although Regency intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction (see “Special Factors – Purpose of and Reasons For the Transaction”, “Special Factors – Effects of the Transaction”, “Special Factors – Benefits of the Transaction” and “Special Factors – Disadvantages of the Transaction”);

•
After a 90 day waiting period following deregistration of Regency’s common stock, which we sometimes refer to as “the 90 day waiting period”, certain other provisions of the federal securities laws will no longer be applicable to Regency and/or its officers, directors and stockholders, including:

•           provisions obligating Regency’s executive officers, directors and 10% stockholders to file reports with the SEC relating to transactions in Regency securities;

•            provisions obligating persons acquiring 5% or more of Regency’s common stock to file beneficial ownership reports with the SEC,

•           provisions regulating cash tender offers for more than 5% of Regency’s common stock, including tender offers by the issuer or its affiliates (other than Regulation 14E under the Exchange Act, which will continue to apply to all tender offers); and

•           provisions subjecting trading in Regency’s securities by executive officers, directors and 10% stockholders to reporting obligations and, in certain instances, disgorgement of profits from trading.

See “Special Factors – Purpose of and Reasons For the Transaction”, “Special Factors – Benefits of the Transaction”, “Special Factors – Disadvantages of the Transaction”, “Special Factors – Effects of the Transaction”  and “Special Factors – Fairness of the Transaction - Interests of Regency’s Directors and Executive Officers and Affiliates in the Transaction”.

•
Regency anticipates cost savings of approximately $200,000 per year, or approximately 16.0% of our total expenses for the year ended December 31, 2009, as a result of the deregistration of its common stock, including compliance costs associated with the Sarbanes-Oxley Act of 2002 and related regulations (See “Special Factors – Purpose of and Reasons For the Transaction” and “Special Factors – Benefits of the Transaction”);

•
Deregistration of Regency’s common stock and the anticipated reduction of publicly available information for Regency could negatively affect stockholders’ ability to buy or sell Regency’s common stock (See “Special Factors – Benefits of the Transactions – Comparing the Benefits of the Transaction versus Remaining an SEC Reporting Company” and “Special Factors – Disadvantages of the Transaction”).

•
Based on the considerations described in this Information Statement, Regency’s Board, including its independent director, as well as our Controlling Stockholder have determined that the Transaction is substantively and procedurally fair to Regency’s unaffiliated stockholders who will be cashed out as a result of the Transaction and its unaffiliated stockholders who will remain stockholders of Regency after the Transaction is consummated.  See “Special Factors – Fairness of the Transaction”.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE FORM OF YOUR SHARE OWNERSHIP

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  If you own shares through a brokerage account or bank or other nominee, you are considered the “beneficial owner” of the shares and the shares are commonly referred to as being held in “street name.”  If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name.  Accordingly, if you hold 100 or more shares of common stock in street name, your shares will not be purchased in the Reverse Stock Split and you will remain a stockholder after consummation of the Transaction.  On the other hand,  if you hold fewer than 100 shares of common stock in street name, it is our intention that you receive cash for your shares.  However, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.  For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 100 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  IF YOU HOLD FEWER THAN 100 SHARES OF OUR COMMON STOCK IN STREET NAME, WE ENCOURAGE YOU TO CONTACT YOUR BANK, BROKER OR OTHER NOMINEE DIRECTLY AS SOON AS POSSIBLE TO DETERMINE HOW THEY INTEND TO TREAT YOUR SHARES AND, IF DESIRED, TO MAKE ARRANGEMENTS TO CHANGE THE FORM OF OWNERSHIP OF YOUR SHARES.

The following questions and answers are intended to serve as a guide to understanding how your shares will be treated in the Transaction.  The answers below assume that brokers or other nominees of street name holders will apply the Transaction to each street name holder’s account independent of other accounts maintained by that nominee.  If you own your shares in “street name”, please contact your broker to determine how the Transaction will affect your shares, and, if desired, to make arrangements to change the form of your ownership of shares.

Q:	IF I OWN LESS THAN 100 COMMON SHARES, HOW WILL I BE AFFECTED BY THE TRANSACTION?

A:
Regency’s stockholders holding fewer than 100 shares immediately prior to the effective time of the Reverse Stock Split will no longer own such shares after the Transaction and instead will be entitled to receive a cash payment from Regency of $6.00 for each such share, without interest.

Q:	IF I OWN LESS THAN 100 COMMON SHARES, IS THERE ANY WAY I CAN CONTINUE TO OWN MY SHARES AFTER THE TRANSACTION?

A:
Yes.  If you own fewer than 100 shares, you can avoid having those shares purchased in the Reverse Stock Split, and continue to hold those shares after the Transaction, by purchasing additional shares and holding those shares such that you are the owner of 100 or more shares in the same discrete account.  However, there has been very limited historical trading in Regency’s shares so you may not be able to acquire additional shares at prices you would consider to be reasonable, or at all.  Your increased holdings would need to be reflected prior to the effective time of the Reverse Stock Split.

Q:	IF I OWN 100 OR MORE COMMON SHARES, HOW WILL I BE AFFECTED BY THE TRANSACTION?

A:
If you own 100 or more shares immediately prior to the effective time of the Reverse Stock Split, following the Transaction, you will continue to hold the same number of shares of Regency’s common stock.  You will not be entitled to receive any cash in the Transaction.

Q:	IS THERE ANYTHING I CAN DO IF I OWN 100 OR MORE COMMON SHARES, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION?

A:	Yes. If you own 100 or more shares, you can take advantage of the opportunity to receive cash for your shares in one of two ways:

•
first, you can sell some of your shares such that the number of shares you hold immediately prior to the effective time of the Reverse Stock Split is less than 100 (however, there has been very limited historical trading in Regency’s shares so you may not be able to sell shares at prices you would consider to be reasonable, or at all); or

•
second, you can divide your ownership among multiple and distinct accounts, such as a retirement account or account for a family member, prior to the effective time of the Reverse Stock Split, such that each discrete account holds less than 100 shares.  For purposes of the Transaction, we will presume that shares of Regency common stock held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and Regency has reason to believe based on the holder’s addresses or other indications that the shares are held by the same owner.  If you so divide your holdings, you will be entitled to receive cash in the Transaction for the shares held in each distinct account that holds less than 100 shares.

Q:	WHAT HAPPENS IF I OWN 100 OR MORE COMMON SHARES, BUT THE SHARES ARE SPLIT AMONG DISTINCT ACCOUNTS AND I HOLD LESS THAN 100 COMMON SHARES IN EACH ACCOUNT?

A:
We do not intend to pay cash to holders of 100 shares or more; however, there can be no assurance that our transfer agent will be able to successfully compare your holdings across multiple brokerage and/or record accounts.  Accordingly, there is a significant risk that shares held by you in accounts with less than 100 shares will be purchased in the Reverse Stock Split even though you collectively own more than 100 shares of our common stock.  To ensure that your shares will not be purchased in the Reverse Stock Split, you should contact your broker for shares held by you in street name, and our transfer agent for shares held by you of record, in order to register all of your holdings of record and/or consolidate your holdings in a single account.

Q:	WHY IS THE COMPANY PROPOSING TO DO THE FORWARD STOCK SPLIT FOLLOWING THE REVERSE STOCK SPLIT?

A:
The purpose of the Forward Stock Split is to make the Transaction as non-disruptive as possible to stockholders who are not receiving cash in the Transaction.  Stockholders who are not entitled to receive cash in the Transaction will not be required to turn in their share certificates or otherwise take any action in connection with the Transaction.  The Forward Stock Split is also intended to guard against an excessive increase in the Company’s share price following the Transaction which could otherwise potentially result from the Reverse Stock Split.  See “Special Factors – Purpose and Reasons for the Transaction” and “The Transaction – Exchange of Certificates”.

Q:
DO THE OFFICERS AND DIRECTORS OF REGENCY THAT CONSIDERED THE TRANSACTION AND THE CONTROLLING STOCKHOLDER THAT APPROVED THE TRANSACTION HAVE ANY POTENTIAL CONFLICTS OF INTEREST THAT THE COMPANY’S STOCKHOLDERS SHOULD BE AWARE OF?

A:
Yes.  Our officers, directors and Controlling Stockholder own more than 100 shares of Regency’s common stock, and will remain stockholders of Regency following the consummation of the Transaction.  Following the Transaction and subsequent deregistration of Regency’s common stock, Regency’s officers, directors and Controlling Stockholder will no longer be subject to certain filing requirements under the Exchange Act.  See “Special Factors – Fairness of the Transaction - Interests of Regency’s Directors and Executive Officers and Affiliates in the Transaction”

Q:	AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE TRANSACTION?

A:
No.  Stockholders do not have appraisal or dissenters’ rights under Delaware state law or Regency’s certificate of incorporation or bylaws in connection with the Transaction.  As a result, regardless of whether you believe the $6.00 per share is fair, you will not be entitled to demand that the Delaware Court of Chancery appraise the fair value of your shares or to receive payment in an amount determined in an appraisal pursuant to Section 262 of the Delaware General Corporation Law.  See “The Transaction – No Appraisal or Dissenters’ Rights; Escheat Laws”.

SPECIAL FACTORS

PURPOSE OF AND REASONS FOR THE TRANSACTION

  The purpose of the Transaction is to reduce the number of common stockholders of record to fewer than 300, permitting Regency to file for termination of registration of its common stock under the federal securities laws.  Termination of such registration will terminate Regency’s obligation to file annual and periodic reports and make other filings with the SEC, which we expect will result in cost savings for Regency.  Our independent director concluded, and the Board of Directors  and our Controlling Stockholder concurred, that the costs associated with being a public reporting company, including, but not limited to, the costs associated with compliance with the Sarbanes-Oxley Act of 2002 and related regulations, are not justified by the benefits derived by Regency as a result of being a public reporting company.  Regency estimates that it will save approximately $200,000, or approximately 16.0% of our total expenses for the year ended December 31, 2009, annually by terminating the registration of its common stock.  Regency expects to save this amount even though it intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction.

The reduction in the number of stockholders of record is being effectuated by the Reverse Stock Split which will result in stockholders holding fewer than 100 shares of common stock in any discrete account receiving $6.00 per share.  Our independent director established the 1-for-100 ratio for the Reverse Stock Split in an effort to: first, minimize the aggregate cost required for Regency to purchase the necessary number of shares of common stock; and second, establish a ratio that would reliably reduce the number of stockholders of record to less than 300 while still maintaining some level of liquidity in the remaining shares of common stock outstanding.  The $6.00 per share price chosen by our independent director was based on a valuation analysis performed by the independent director’s financial advisor.

The Reverse Stock Split will be immediately followed by the Forward Stock Split.  The ratio applicable to the Forward Stock Split is 100-for-1.  Accordingly, a stockholder who owns 100 or more shares of common stock immediately prior to the effective time of the Reverse Stock Split will hold the same number of shares of common stock immediately following the Transaction.  The purpose of the Forward Stock Split is to make the Transaction as non-disruptive as possible to stockholders who are not receiving cash in the Transaction.  Stockholders who are not entitled to receive cash in the Transaction will not be required to turn in their share certificates or otherwise take any action in connection with the Transaction.  The Forward Stock Split is also intended to guard against an excessive increase in the Company’s share price following the Transaction which could otherwise potentially result from the Reverse Stock Split.

The Transaction was structured to include a reverse stock split because the Board, including the independent director, determined (and our Controlling Stockholder concurred)  that it was the most cost-effective and efficient means for ensuring that, following the Transaction, Regency would sufficiently reduce the number of record holders to deregister Regency’s common stock (see “-Alternatives Considered”).  Although the Reverse Stock Split does not provide for appraisal or dissenters’ rights under Delaware law or under our certificate of incorporation or bylaws, Regency and our Controlling Stockholder believe that the Transaction is procedurally and substantively fair to Regency's unaffiliated stockholders who will be cashed out in the Transaction and Regency's unaffiliated stockholders who will remain stockholders of Regency following the consummation of the Transaction.  Accordingly,  neither Regency’s Board, including the independent director, nor the Controlling Stockholder considered the absence of appraisal rights to be a material factor in determining to structure the Transaction to include the Reverse Stock Split.

The Transaction is being undertaken at this time because the Board, including the independent director, believes that it is in the best interests of Regency and its stockholders, including unaffiliated stockholders, to obtain the cost savings expected to be derived from the Transaction, particularly before Regency is required to incur expenses related to the implementation of Section 404 under the Sarbanes Oxley Act of 2002.  The Board began to pursue a deregistration transaction similar to the Transaction in 2005 for the same reasons, but significant uncertainty with respect to Regency’s operations, management and value resulting from then pending litigation effectively precluded Regency from completing the transaction.  The Board began to reconsider a deregistration transaction shortly after the July 2009 settlement of the litigation.  See “Special Factors – Fairness of the Transaction – Background of the Transaction”.

EFFECTS OF THE TRANSACTION

As a result of the Reverse Stock Split, Regency’s stockholders holding fewer than 100 shares of Regency’s common stock before the effective time of the Reverse Stock Split will be entitled to receive a cash payment from Regency of $6.00 per share, without interest, for each share of common stock held immediately prior to the effective time of the Reverse Stock Split.  No other stockholders of Regency will be entitled to receive cash for their shares.

If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name.  Accordingly, if you hold 100 or more shares of common stock in street name, your shares will not be purchased in the Reverse Stock Split and you will remain a stockholder after consummation of the Transaction.  On the other hand, if you hold fewer than 100 shares of common stock in street name, it is our intention that you receive cash for your shares.  However, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.  For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 100 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  IF YOU HOLD FEWER THAN 100 SHARES OF OUR COMMON STOCK IN STREET NAME, WE ENCOURAGE YOU TO CONTACT YOUR BANK, BROKER OR OTHER NOMINEE DIRECTLY AS SOON AS POSSIBLE TO DETERMINE HOW THEY INTEND TO TREAT YOUR SHARES AND, IF DESIRED, TO MAKE ARRANGEMENTS TO CHANGE THE FORM OF OWNERSHIP OF YOUR SHARES.

The Transaction will have various effects on Regency and its affiliated stockholders and unaffiliated stockholders, including those effects described below.

Effects on Regency

The implementation of the Transaction is expected to have the following effects on Regency:

•
REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. Regency believes that the Transaction will reduce the number of record common stockholders from approximately 2,501 to approximately 176.   In calculating this number, Regency assumed that holders of approximately 19,115 common shares held in accounts with fewer than 100 shares will receive cash in exchange for all of their shares in the Transaction.  Accordingly the number of outstanding shares of common stock will decrease from 3,468,544 shares, as of July 23, 2010, to approximately 3,449,429 shares, a reduction of approximately 0.5%.  The proforma impact of such reduction in shares outstanding on Regency’s earnings per share and book value per share is immaterial.

•
TERMINATION OF EXCHANGE ACT REGISTRATION. Regency’s common stock is currently registered under the Exchange Act. Regency plans to terminate this registration if, as expected, Regency’s common stock is no longer held by 300 or more stockholders of record after the Transaction. Termination of registration of Regency’s common stock under the Exchange Act would substantially reduce the information Regency is required to furnish to its stockholders and to the SEC.  It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for officers, directors, and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. Regency intends to apply for such termination as soon as practicable following the Transaction.

•
EFFECT ON MARKET FOR COMMON STOCK. There can be no assurance that Regency’s common stock will continue to trade on the “pink sheets” after the Transaction.  Even if Regency’s common stock does continue to trade on the “pink sheets,” stockholders may experience reduced liquidity in the market for Regency’s shares, and this reduced liquidity may adversely affect the market price of the common stock.

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EFFECTS ON REGENCY MANAGEMENT.  As part of the cost reductions expected from the Transaction, we expect that the compensation paid to some or all of Regency’s officers and directors will be reduced following Regency’s deregistration with the SEC.  The allocation of such cost reduction among our officers and directors has not yet been determined, but the aggregate reduction is expected to be approximately $50,000.  Moreover, as part of such cost reduction or otherwise, one or more directors or officers of Regency may determine to resign as such at some point following completion of the Transaction.  No such resignation has yet been proffered and no assurance can be given that any such resignation or other change in management will occur.  Regency does not intend to remove any of its officers or directors following the Transaction.

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EFFECTS ON REGENCY’S BUSINESS. We do not anticipate that the Transaction will have any material effect on Regency’s business and operations, and we expect that Regency will continue to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted.  However, Regency management intends to evaluate Regency’s business, investments and corporate and capital structure, as a non-SEC reporting company, with a view towards maximizing value to Regency’s stockholders and positioning Regency for possible future investment opportunities.  Such evaluation may include a possible dividend or spin-off of certain of Regency’s investments and/or cash assets such that Regency’s stockholders would hold such investments and/or cash directly or through a successor entity, rather than through their holding of Regency’s common stock.  No such transaction has yet to be fully considered by Regency’s management and no assurance can be given that any such transaction will ever be fully considered or, if fully considered, effectuated.

Effects on Affiliated Stockholders

The Transaction will have various effects on stockholders who are affiliates of Regency as described below. As used in this Information Statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of Regency, or who owns 10% or more of Regency’s outstanding common stock (including our Controlling Stockholder) and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

No affiliated stockholders will have shares purchased in the Transaction because no affiliated stockholder owns, or will own immediately prior to the effective time of the Reverse Stock Split, less than 100 shares of common stock.  Effects of the Transaction on affiliated stockholders, including our Controlling Stockholder,  (all of whom will remain as stockholders after the Transaction) will include:

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Reduced Reporting Requirements for Officers, Directors and Affiliates. Regency’s directors, executive officers and affiliates (including our Controlling Stockholder) will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Regency common stock;

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Cash Tender Offer Transactions No Longer Regulated. After a 90 day waiting period, cash tender offer transactions by the Company and affiliates will no longer be regulated (other than by Exchange Act Regulation 14E, which applies to all tender offers); and

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Decreased Liquidity.  There can be no assurance that Regency’s common stock will continue to trade on the “pink sheets” after the Transactions.  Even if Regency’s common stock does continue to trade on the “pink sheets,” affiliated stockholders may experience reduced liquidity in the market for Regency’s shares, and this reduced liquidity may adversely affect the market price of our common stock.

Neither Regency nor our Controlling Stockholder expects that the Transaction will have a material impact on the Controlling Stockholder's interest in Regency's net book value or our Controlling Stockholder's interest in Regency's net income.

Effects on Unaffiliated Stockholders

The Transaction will have various effects on stockholders who are not affiliates of Regency, as described below.  The effects of the Transaction on an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder’s shares will be purchased in the Transaction.

Unaffiliated Stockholders whose Shares are Purchased in the Transaction.

Unaffiliated Stockholders owning fewer than 100 common shares immediately prior to the effective time of the Reverse Stock Split will:

•	Receive $6.00 in cash, without interest, per share;

•	No longer have any equity interest in Regency and, therefore, will not participate in Regency’s future potential earnings or growth, if any; and

•	Potentially be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Transaction. See “Special Factors – U.S. Federal Income Tax Consequences.”

Remaining Unaffiliated Stockholders.

Potential effects on unaffiliated Regency stockholders who remain as stockholders after the Transaction include:

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Decreased Access to Information.  Regency intends to terminate the registration of its common stock under the Exchange Act. As a result, Regency will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. However, Regency intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction Further, executive officers, directors and other affiliates, along with persons acquiring 5% of Regency’s common stock, would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act;

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No Regulation of Cash Tender Offer Transactions. Cash tender offers for the beneficial ownership of more than 5% of Regency’s common stock, and cash tender offer transactions by issuers and affiliates will no longer be regulated (other than by Exchange Act Regulation 14E, which applies to all tender offers); and

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Decreased Liquidity.  There can be no assurance that Regency’s common stock will continue to trade on the “pink sheets” after the Transaction.  Even if Regency’s common stock does continue to trade on the “pink sheets,” affiliated stockholders may experience reduced liquidity in the market for Regency’s shares, and this reduced liquidity may adversely affect the market price of the common stock.

BENEFITS OF THE TRANSACTION

Benefits of Termination as an SEC Reporting Company

Regency incurs substantial annual costs as a result of its status as a reporting company and obligation to file with the SEC various reports under the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current Reports on Form 8-K and proxy statements pursuant to Regulation 14A.

The annual savings that Regency expects to realize as a result of the Transaction are estimated to be approximately $200,000, or approximately 16.0% of our total expenses for the year ended December 31, 2009, consisting of approximately $100,000 in reduced legal fees, $15,000 in reduced audit services, $30,000 related to reductions in costs associated with annual meetings, printing, filing, transfer agent and other miscellaneous fees and expenses, $50,000 of reduced director and officer compensation costs and $5,000 in reduced premiums for directors and officers insurance.  Based on Regency’s size and resources, the Board does not believe the additional costs associated with remaining an SEC reporting company are justified.

While Regency expects to realize costs savings as a result of the Transaction, Regency does not expect to eliminate the expenses described above in their entirety.  Following the Transaction, Regency anticipates that it will continue to incur audit fees, certain expenses related to stockholders meetings, legal fees, director and officer compensation and insurance expenses and other costs, albeit on a reduced basis as compared to its expenses as an SEC reporting company.

Comparing the Benefits of Termination versus Remaining an SEC Reporting Company

The Board believes that Regency does not benefit significantly from being an SEC reporting company.  Such benefits include:

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The ability to use Company stock, as opposed to cash or other consideration, to effect acquisitions.  We have not found the occasion to acquire other businesses using stock as consideration and do not presently intend to do so;

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An enhanced ability to use Company stock to attract, retain and incentivize employees.  We have no employees, or need for employees, other than our present executives who in part already receive equity based compensation; and

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An enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors (such as the lack of analyst and press coverage of Regency and its stock, low trading volume and the lack of significant distribution of our common stock among institutional investors) we have not enjoyed an appreciable enhancement in Company image as a result of our publicly reporting company status.

While stockholders of an SEC reporting company are entitled to the rights and protections afforded to stockholders under the federal securities laws and access to increased disclosure required by the federal securities laws, the Board believes that the costs of complying with such regulations (approximately $200,000 per year, or approximately 16.0% of our total expenses for the year ended December 31, 2009) outweigh the benefits.  Even as an SEC reporting company, there is a very limited trading market for Regency’s shares, especially for sales of larger blocks of Regency’s shares, and the independent director believes that stockholders thus derive little benefit from Regency’s status as an SEC reporting company, other than the increased disclosure required and protections afforded by the federal securities laws.  During the three-month period prior to the Board approving the Transaction, the average daily trading volume of the Company’s common stock was less than 250 shares.  Regency’s small public float and limited trading volume have limited the ability of Regency’s stockholders to sell their shares without also reducing Regency’s trading price.  In addition, depending on the frequency and content of information pertaining to Regency that the Company determines to make publicly available after the Transaction, our common stock may continue to be listed on the “pink sheets” after it is deregistered, thereby affording Regency’s remaining stockholders an opportunity to continue to purchase or sell shares on the over-the-counter market.  There can be no assurance, however, that our common stock will continue to be quoted on the pink sheets or that there will be a market for Regency common stock after the Transaction.

Further, because of the limited trading volume of Regency’s common stock, the independent director does not believe that Regency’s ability to raise capital through sales of its securities or to acquire other business entities using Regency’s stock as consideration for an acquisition, is significantly enhanced by Regency’s status as a public company.  If for any reason the Board of Directors decides in the future to access the public capital markets, Regency could do so by filing a registration statement for such securities.

Benefits of the Transaction to affiliates of Regency (including our Controlling Stockholder)  are expected to include the following:

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Regency’s officers and directors, and persons holding 5% or more of Regency’s common stock (including our Controlling Stockholder) will benefit because, after the 90 day waiting period, cash tender offer transactions by issuers and affiliates will no longer be regulated (other than by Exchange Act Regulation 14E, which applies to all tender offers);

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Regency’s officers and directors, and persons holding 5% or more of Regency’s common stock (including our Controlling Stockholder) will benefit because, after the 90 day waiting period, such officers, directors and 5% stockholders will no longer be required to report their acquisition, disposition or ownership of shares under the Exchange Act; and

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Affiliates of Regency (including our Controlling Stockholder) may benefit from the reduction in total shares outstanding or from the cost savings by Regency not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if Regency remained public.

See “—Interests of Regency’s Directors and Executive Officers and Affiliates in the Transaction”.

Benefits of the Transaction to unaffiliated stockholders of Regency are expected to include the following:

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Unaffiliated stockholders holding fewer than 100 shares immediately before the Transaction will, subject to special considerations for holders of common stock in street name (see “– Effects of the Transaction”),  be paid cash for their shares at a significant premium over recent trading prices of the Company’s common stock without any deduction for brokerage commissions or other transaction costs; and

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Unaffiliated stockholders who remain stockholders of Regency after the Transaction may benefit from the reduction in total shares outstanding or from the cost savings by Regency not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if Regency remained public.

DISADVANTAGES OF THE TRANSACTION

Disadvantages of the Transaction to Regency are expected to include the following:

•	Regency’s working capital and assets will be decreased by approximately $384,690 to fund the purchase of shares and to pay the other costs of the Transaction; and

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the limited ability that Regency has to raise capital in the public securities markets or to use its stock as an acquisition currency may be effectively eliminated, though the Company does not believe that such ability is significantly enhanced by Regency’s status as a public company.

Disadvantages of the Transaction to affiliates of Regency are expected to include the following:

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Regency’s officers and directors, as well as affiliates, may experience reduced liquidity for their shares of common stock, even if the common stock continues to trade on the “pink sheets”, and this reduced liquidity may adversely affect the market price of the common stock.

Disadvantages of the Transaction to unaffiliated stockholders of Regency are expected to include the following:

•	the cash price offered to stockholders under the Transaction could be less than the market price at the time the Board decides to implement the Transaction;

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remaining stockholders may experience reduced liquidity for their shares of common stock, even if the common stock continues to trade on the “pink sheets”, and this reduced liquidity may adversely affect the market price of the common stock;

•	less public information about Regency will be required or available after the Transaction and officers will no longer be required to certify the accuracy of Regency’s financial statements;

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after a 90 day waiting period following deregistration of Regency’s common stock, certain other provisions of the federal securities laws will no longer be applicable to Regency and/or its officers, directors and stockholders, including:

•	provisions obligating Regency’s executive officers, directors and 10% stockholders to file reports with the SEC relating to transactions in Regency securities;

•	provisions obligating persons acquiring 5% or more of Regency’s common stock to file beneficial ownership reports with the SEC;

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provisions regulating cash tender offers for more than 5% of Regency’s common stock, including tender offers by the issuer or its affiliates (other than Regulation 14E under the Exchange Act, which will continue to apply to all tender offers);

•	provisions subjecting trading in Regency’s securities by executive officers, directors and 10% stockholders to reporting obligations and, in certain instances, disgorgement of profits from trading;

•	stockholders whose shares are purchased in the Transaction will be unable to participate in any future operating results of Regency after the Transaction on account of those purchased shares.

See “ – Effects of the Transaction” .

ALTERNATIVES CONSIDERED

The independent director considered remaining a public reporting company as well as several alternatives to the Transaction that could accomplish the reduction in the number of record stockholders to fewer than 300, but ultimately rejected these alternatives because the independent director believed that a reverse stock split would be the simplest and most cost-effective method.  Consistent with his authority and mandate, other than remaining a public reporting company, the independent director did not consider alternatives to a deregistration transaction. See “–Fairness of the Transaction – Background of the Transaction.”

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REMAIN PUBLIC.  The independent director considered not pursuing a transaction that would enable Regency to deregister is common stock, the result of which would be that the Company would continue to be a public reporting company.  However, the independent director believed that the benefits to remaining public were outweighed by the disadvantages.  Accordingly, the independent director concluded that remaining a public reporting company was less favorable than pursuing a transaction that would enable Regency to deregister its common stock.

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CASH TENDER OFFER BY REGENCY.  The independent director did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares.  Conversely, a reverse stock split would be guaranteed to cash out such small holders.  Further, in a cash tender offer, Regency would be required to purchase shares from all tendering stockholders up to the maximum number of shares specified in the cash tender offer, which could result in a substantially greater cash expenditure without any guarantee that the share purchased would result in the number of record holders being reduced to fewer than 300.  In comparison, a reverse stock split is highly likely to allow Regency to accomplish its SEC deregistration objectives and at a relatively determinable and modest overall cost as compared to a tender offer transaction.

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CASH-OUT MERGER.  The independent director considered and rejected this alternative as a more cumbersome, and likely more expensive, method of reducing Regency’s record stockholders to less than 300 as compared to a reverse stock split transaction.  The independent director believed that a merger would require the formation and capitalization of a new entity that would be a constituent party in the merger, and the documentation and filing with appropriate governmental entities of applicable merger documentation.  Moreover, due to equal treatment of stockholder requirements, the merger terms would likely result in more fractional shares, and consequently a greater cash outlay to purchase fractional shares, than the number of fractional shares expected to result from the Reverse Stock Split.  Finally, the independent director believed that a cash-out merger structure was more appropriate in a transaction where an affiliate sought to acquire all of the shares held by non-affiliates, which was not the objective of the deregistration transaction being considered by the independent director.

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PURCHASE OF SHARES BY REGENCY IN THE OPEN MARKET.  The independent director rejected this alternative because he concluded that it was unlikely that Regency could acquire shares from a sufficient number of record holders to accomplish the Company’s objectives, in large part because Regency would not be able to dictate that open market share purchases only be from record holders selling all of their shares.

In summary, the independent director considered these alternatives in order for Regency to terminate its registration as an SEC reporting company. As discussed above, these alternatives were considered inferior for the reason that either there would be no guarantee that they would accomplish Regency’s objective, or for the reason that the alternatives would be more cumbersome and/or  require a greater depletion of the Company’s cash.  Consequently the independent director concluded that a reverse stock split was the most expeditious and economical means of accomplishing Regency’s objectives.  In approving the Transaction, the Board and our Controlling Stockholder considered, and adopted, the alternatives analysis undertaken by the independent director.

FAIRNESS OF THE TRANSACTION

Background of the Transaction

The Board of Directors of Regency first considered the idea of pursuing a deregistration of its common stock under the federal securities laws in April 2005.  At that time, the Board considered the proposal of Laurence Levy, our President and Chief Executive Officer, to “go dark,” meaning to reduce the number of Regency’s record stockholders to below 300 such that, as a result, the Company would be permitted to terminate its status as an SEC reporting company.  Mr. Levy noted that such a transaction could be accomplished in a number of ways, including through a reverse split of the Company’s outstanding common stock.

In light of the fact that Regency’s Controlling Stockholder was an affiliate of certain members of the Board, in order to avoid any possible or perceived conflict of interest in the analysis or pursuit of the proposal, the Board determined to establish a special committee of independent directors for the purpose of assessing the proposal and, if the special committee determined to proceed with the proposal, to determine the structure and terms of the relevant transaction.  The Board also authorized the retention of both legal and financial advisors by the independent committee in connection with its evaluation.  The members of the special committee were Errol Glasser, who remains a current director of the Company, and Stanley Fleishman, who resigned as a director of the Company in October 2006.  The special committee’s authority and mandate was limited to considering whether to pursue a deregistration transaction, and to establish the structure and terms of any such transaction.  The special committee was not authorized to consider or pursue transactions in which deregistration was not the central objective, such as a sale of the company, as an alternative to a deregistration transaction, as the Board believed that consideration of any such transaction would more appropriately be undertaken by the Board as a whole.

Between April and June 2005, the independent committee, with the assistance of its counsel, Eaton & Van Winkle LLP, undertook an assessment of the deregistration proposal, including its benefits and detriments, concluding that a deregistration would be in the best interests of Regency’s stockholders.   The independent committee thereupon undertook, with the assistance of its financial advisor, SMH Capital Inc., to establish the structure and terms of the deregistration transaction.  After considering the alternatives discussed under “Special Factors – Alternatives Considered,” the special committee determined that a reverse stock split transaction would be the best means of accomplishing the deregistration objective as compared to other possible alternatives.

Between June and October 2005, the independent directors worked with SMH Capital and Regency’s management in order to establish terms for the reverse stock split that the independent committee believed were fair to Regency’s unaffiliated stockholders.  During an October 17, 2005 Board meeting, the independent committee unanimously determined that a  reverse stock split ratio of 1-for-100 and cash consideration of $6.50 for shares to be purchased in the transaction was fair to the unaffiliated stockholders of the Company, and the independent committee unanimously approved and recommended the proposed transaction.  Based on the independent directors’ determination and recommendation, the Board thereupon unanimously voted to approve the proposed transaction, and Regency management proceeded to implement the deregistration transaction.

In January 2006, the plaintiffs in the action captioned Gatz, et al. v. Ponsoldt, Sr., et al., (C.A.  No. 174-N) filed an amended complaint in the Delaware Court of Chancery alleging various claims in connection with the October 2002 recapitalization of the Company.  The original complaint in this action, which had been filed in January 2004, was dismissed in its entirety by October 2005.  Regency’s Board believed that the filing of the amended complaint, which sought a wide range of remedies including significant monetary damages and an unwinding of the various transactions comprising the 2002 recapitalization, created significant uncertainty with respect to Regency’s future operations, financial condition and value.

The parties to the Delaware litigation proceeded to file various motions and appeals through June 2007, at which time the parties entered into negotiations with a view toward the settlement of the action.  In January 2008, the parties reached an agreement in principle, and by July 2009 the settlement had been approved by the court and fully implemented.  The settlement, among other things, provided for payment of $3,000,000 plus interest to the plaintiff class by Regency’s former director defendants in the action, and indemnification by Regency of such former directors with respect to such liability.

In July 2009, in light of the significant settlement payment and passage of time, Mr. Levy proposed that the Board reconsider the deregistration transaction.  The Board authorized Errol Glasser, Regency’s sole independent director, to undertake such a reconsideration to determine whether the earlier proposed reverse stock split remained in the best interests of Regency’s stockholders, and if so, to re-evaluate the applicable reverse stock split ratio and consideration to be paid for shares in the transaction.  The Board again authorized the engagement of SMH Capital to assist Mr. Glasser in his re-evaluation. Mr. Glasser’s authority and mandate was limited to considering whether to pursue a deregistration transaction, and to establish the structure and terms of any such transaction.  Mr. Glasser was not authorized to consider or pursue transactions in which deregistration was not the central objective, such as a sale of the company, as an alternative to a deregistration transaction, as the Board believed that consideration of any such transaction would more appropriately be undertaken by the Board as a whole.

On July 14, 2009, at Mr. Glasser’s direction, Regency engaged SMH Capital to assist Mr. Glasser in his re-evaluation of a deregistration transaction.  Mr. Glasser met with representatives of SMH Capital and Mr. Levy on July 22, 2009 and then again on August 24, 2009 to discuss the transaction generally and for due diligence purposes, among other things, to gain an understanding of changes in Regency’s business, capital structure and financial condition which may have occurred since the proposed 2005 transaction or which were being considered by Regency.  Among the items discussed was Regency’s intention to redeem its outstanding shares of Series D 7% Cumulative Contingent Convertible Junior Preferred Stock and Series C Senior Preferred Stock, which Mr. Glasser advised should be completed prior to implementing the deregistration transaction.   After consideration of the possible alternative structures for the deregistration transaction discussed under “Special Factors – Alternatives Considered,” SMH Capital, at the request of Mr. Glasser,  began its evaluation of the Reverse Stock Split, conducting several additional meetings by conference telephone with Mr. Glasser, Mr. Levy, other representatives of Regency and representatives of Regency’s operating subsidiaries.  The Series D and Series C preferred stock redemptions were completed on October 19, 2009 and January 11, 2010, respectively.  The redemption price paid for the Series D preferred stock was $10.00 per share of Series D preferred stock.  The redemption price paid for the Series C preferred stock was satisfied by delivering to the holders of Series C preferred stock Regency’s 80% common stock interest in National Resource Development Corporation.

Regency’s engagement with SMH Capital was assumed by Madison Williams and Company as of December 31, 2009 as part of a management buy-out of certain business units of SMH Capital by Madison Williams.  The representatives of SMH Capital who had been actively involved in the Regency engagement continued in their roles on behalf of Madison Williams after the buy-out.  During November 2009 and January 2010, such representatives shared their preliminary valuation analyses with the independent director with a view toward assisting the independent director in his determination of the ratio for, and cash consideration to be paid in, the Reverse Stock Split.  Based on the preliminary analyses but subject to completion of the Madison Williams valuation report, the independent director determined to pursue a 100-1 Reverse Stock Split in which fractional shares would be purchased for $6.00 per pre-split share.  Although the per share purchase price of $6.00 is less than the $6.50 per share purchase price that Regency’s board approved in connection with the 2005 transaction, the independent director believed that such decrease was reasonable in light of (i) the decline in the market value for Regency’s common stock since 2005, (ii) the $3,000,000 reduction in Regency’s cash resulting from the July 2009 settlement described above, (iii) the decline in asset and equity prices generally that resulted from the credit crisis beginning in 2008 and (iv) the passage of time resulting in a lower valuation of Regency’s investments under discounted cash flow analyses.

At a Board meeting on January 28, 2010, representatives of Madison Williams presented their valuation report that formed the basis for their opinion as to the fairness of the terms of the Reverse Stock Split.  On the same day, after considering additional questions and comments on its report from the independent director, Madison William’s delivered its final report to the Board, together with its letter stating that, as of January 28, 2010, the $6.00 cash consideration to be paid in the Reverse Stock Split was fair, from a financial point of view, to Regency’s unaffiliated stockholders.  The independent director thereupon formally approved the Reverse Stock Split, including the reverse stock split ratio of 1-for-100 and cash consideration of $6.00 per pre-split share, and recommended to the Board that the Transaction be pursued on such terms by Regency.  Based on such recommendation and the report and opinion of Madison Williams, the Board approved the Transaction on January 28, 2010.

Independent Director Considerations

Regency’s Board of Directors authorized Errol Glasser, who is an independent director as defined in NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Exchange Act, to assess the proposed deregistration transaction and to determine its terms.  After determining that the Reverse Stock Split would be the best means of accomplishing the Company’s deregistration objective as compared to other possible alternatives, Mr. Glasser determined the cash consideration to be paid in the Reverse Stock Split and the size of the Reverse Stock Split.  Mr. Glasser was authorized to retain, and received assistance from, legal and financial advisors in connection with his determinations.

In evaluating the Transaction, the independent director relied on his knowledge of the business, financial condition and prospects of Regency as well as the advice of legal and financial advisors.  In view of the wide variety of factors considered in connection with the evaluation of the Transaction, the independent director did not find it practicable to, and did not quantify or otherwise attempt to assign relative weights to the specific factors he considered in reaching his determinations.  The discussion herein of the information and factors considered by the independent director is not intended to be exhaustive, but is believed to include all material factors considered by the independent director.  In determining to recommend proceeding with the Transaction and in determining its substantive fairness to Regency’s unaffiliated stockholders, the independent director considered the following:

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OPINION AND REPORT OF THE FINANCIAL ADVISOR.  The independent director considered and adopted the opinion of Madison Williams rendered as of January 28, 2010, including the valuation analyses included in the report supporting such opinion, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $6.00 per share in cash to be paid to those stockholders of Regency receiving such consideration, is fair, from a financial point of view, to Regency’s unaffiliated stockholders.  For more information about the opinion you should read the discussion below under “– Opinion and Report of Madison Williams and Company” and a copy of the opinion of Madison Williams attached as Appendix C to this Information Statement.  The independent director adopted the report and opinion of Madison Williams notwithstanding the absence of an updated appraisal for the Security West property (which Madison Williams noted as a potential weakness in its analysis).  The independent director did not obtain an updated appraisal based on his belief that Madison Williams’ research regarding the current state of the Baltimore real estate market enabled Madison Williams to assess a reasonable discount (10%) to the 2003 appraised value of the Security West property (see – "Opinion and Report of Madison Williams and Company – Sum-of-Parts Valuation – Security Land and Development Company Limited Partnership", below, for additional information regarding Madison Williams' determination of such discount).  The independent director also believed that the cost of an appraisal was not justified in the context of the Transaction, based in part on the fact that less than 1% of Regency’s stockholders are expected to have their shares purchased in the Transaction, at a total cost to Regency of approximately $115,000.  The independent director also believed that an updated appraisal would not provide significantly greater certainty regarding the residual value of the Security West property in 2018, when the current lease expires.   Nor did the independent director believe that a new appraisal would remove the inherent uncertainty from Madison Williams' valuation of Regency's investment in Security Land, which necessarily relied on complex, and often subjective, judgments, estimates and assumptions in determining a range of fair values for Regency's to be paid to Regency's unaffiliated stockholders who will receive cash in the Transaction.

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CURRENT AND HISTORICAL PRICES OF REGENCY’S COMMON STOCK.  The independent director considered both the historical market prices and recent trading activity and current market prices of Regency common stock. You should read the discussion under “Market for Common Stock and Related Stockholder Matters” for more information about Regency’s stock prices.  The independent director noted that, as a positive factor, the cash payment of $6.00 per share payable to stockholders in the Transaction represents a $2.70 premium over the closing sales prices of Regency’s common stock during the twelve months preceding approval of the Transaction.

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NET BOOK VALUE.  As of September 30, 2009, the net book value per common share was $5.95.  While the independent director noted that the cash payment of $6.00 per share payable to stockholders in the Transaction represents a premium over the net book value per share as of September 30, 2009, the independent director also noted that book value per common share is an historical accounting value which may be more or less than the net market value of Regency’s assets after payment of its liabilities.

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GOING CONCERN VALUE.  In considering going concern value, the independent director considered and adopted analyses by Madison Williams based on multiples of EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) and revenue of comparable SEC reporting companies and discounted cash flow valuations.   See “– Opinion and Report of Madison Williams and Company.” Accordingly, the independent director believes that Madison Williams’ going concern analysis supports its determination that the Transaction is fair to unaffiliated stockholders.

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LIMITED LIQUIDITY FOR REGENCY COMMON STOCK.  The independent director recognized the lack of an active trading market and the very limited liquidity of Regency’s common stock.  The independent director considered the effects of this factor on both the stockholders who own less than 100 shares of common stock and whose shares will be purchased in the Transaction as well as those stockholders who will remain after the Transaction. With respect to the stockholders whose shares will be purchased in the Transaction, the independent director recognized that the Transaction presents such stockholders with an opportunity to liquidate their holdings at a price which represented a premium to recent trading prices of Regency’s common stock, without incurring brokerage commissions and other transaction costs. With respect to the stockholders who will remain after the Transaction, the independent director noted that the effect of the Transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares may continue be quoted on the “pink sheets” after the Transaction.  There can be no assurance, however, that our common stock will continue to be quoted on the pink sheets or that there will be a market for Regency common stock after the Transaction.

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FUTURE COST SAVINGS TO STOCKHOLDERS WHO WILL REMAIN.  The independent director considered that stockholders remaining after the Transaction will benefit from the reduction of direct and indirect costs borne by Regency to maintain its status as an SEC reporting company.  For a full discussion of the cost savings, see “Special Factors – Benefits of the Transaction — Benefits of Termination as an SEC Reporting Company.”

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FAIRNESS OF THE REVERSE STOCK SPLIT RATIO.  The independent director selected a 1-for-100 ratio for the Reverse Stock Split.  In selecting the ratio, the independent director sought a ratio that could be used to reliably reduce the number of stockholders of record to less than 300, still maintain some level of liquidity in the remaining shares of common stock outstanding and minimize the cost required for Regency to cash-out the necessary number of shares of common stock.  The independent director considered other ratios, but selected a 1-for-100 ratio based on the foregoing factors.

•
LIQUIDATION VALUE.  Although the independent director did not determine the liquidation value of the Company, the independent director believes that a liquidation value would likely be significantly less than the going concern value presented in the Madison Williams report since any such valuation would likely include a significant discount as is customarily applied in a liquidation scenario.  Moreover, the independent director did not believe that a liquidation value would be appropriate for purposes of considering the fairness of the amount to be paid in the Transaction since liquidation of the Company was not an alternative considered in lieu of the Transaction.

The independent director also believes that the Transaction is procedurally fair to Regency’s unaffiliated stockholders based upon, among other things:

•
that the independent director was accorded exclusive discretion and authority in determining whether Regency should proceed with the Transaction as well as in determining the substantive terms of the Reverse Stock Split;

•	that the independent director was advised by independent counsel and an independent financial adviser;

•	that the Transaction is being effected in accordance with the applicable requirements of Delaware law;

•
that stockholders can increase, divide or otherwise adjust their existing holdings, prior to the effective date of the Transaction, so as either to retain some or all of their shares or to be cashed-out with respect to some or all of their shares; however, the independent director recognized that the ability of stockholders to so increase, divide or adjust their holdings may be limited by the limited trading market of the Company’s common stock, which may prevent stockholders from purchasing or selling shares of our common stock at prices they consider reasonable, or at all; and

•
stockholders who are cashed-out may have the option to repurchase shares of Regency on the pink sheets with the cash obtained in the Transaction (although the limited trading volume in Regency’s common stock that currently exists and is expected to continue following the consummation of the Transaction may prevent stockholders who are cashed-out from purchasing shares of our common stock at prices they consider to be reasonable, or at all).

No unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the Transaction, and the Transaction was not approved by any of Regency’s unaffiliated stockholders.  However, the independent director does not believe that an unaffiliated stockholder representative or unaffiliated vote requirement was necessary to ensure the procedural and substantive fairness of the Transaction because he believes there was sufficient representation in the decision-making by the independent director to protect the interests of unaffiliated stockholders.  More specifically, the independent director believes that his appointment, as a non-management director unaffiliated with Regency’s Controlling Stockholder, together with the authority to engage independent advisors, enabled him to act in the best interests of Regency’s unaffiliated stockholders, resulting in procedural fairness to such stockholders, and that the analyses and alternatives considered by the independent director, including the report and opinion of Madison Williams, resulted in terms for the Transaction which are substantively fair to Regency’s unaffiliated stockholders.  The Company does not intend to grant unaffiliated stockholders access to the Company’s corporate files in connection with the Transaction.

Based on the foregoing, the independent director believes that the Transaction is procedurally and substantively fair to Regency’s unaffiliated stockholders who will be cashed out in the transaction and Regency’s unaffiliated stockholders who will remain stockholders after the transaction is consummated.

Board and Stockholder Approval

The Board and the Controlling Stockholder based their approval of the Transaction on the same factors considered by the independent director in determining the fairness of the Transaction, and each of the Board and the Controlling Stockholder adopted the recommendation and analysis of the independent director in arriving at their respective fairness determinations.  Each of the Board (including the independent director), Royalty Holdings, Royalty Management and Mr. Levy have determined that the Transaction is substantively and procedurally fair to Regency’s unaffiliated stockholders who will be cashed out in the transaction and unaffiliated stockholders who will remain stockholders of Regency after the transaction is consummated.  Prior to approving the Transaction, each of the Board, Royalty Holdings, Royalty Management and Mr. Levy reviewed the independent director’s recommendation and the reasons therefore, as well as alternatives considered, as discussed above under “Independent Director Considerations,” and the Board, including Mr. Levy, reviewed with Madison Williams its report and fairness opinion.  The Board, including Mr. Levy, had an opportunity to ask questions and discuss each of the analyses presented by Madison Williams, and discussed Madison Williams' notation in its report that the absence of an updated appraisal of the Security West property represents a potential weakness in the analysis underlying its opinion (see "–Opinion and Report of Madison Williams" below).  The Board, after considerable discussion, and our Controlling Stockholder concurred in the recommendations of the independent director and his reasoning in reaching those recommendations and each of the Board and our Controlling Stockholder adopted the analysis of the independent director in arriving at its fairness determination.

On February 26, 2010, the holders of 55.7% of Regency’s issued and outstanding common stock, including our Controlling Stockholder, an affiliate of senior management, and each of our officers and directors, delivered to Regency a written consent in lieu of a meeting, which approved the Reverse Stock Split and the Forward Stock Split.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that are necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present have consented to such action in writing.  Under Section 242 of the DGCL, the approval of the Reverse Stock Split and the Forward Stock Split requires the affirmative vote or written consent of a majority of the votes entitled to be cast by holders of Regency’s issued and outstanding common stock.  Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company of the corporate actions described herein before they take effect in accordance with the DGCL and the Exchange Act and rules promulgated thereunder.

 We are not asking stockholders to vote on, or otherwise approve, either the Reverse Stock Split or the Forward Stock Split.

Interests of Regency’s Directors and Executive Officers and Affiliates in the Transaction

Stockholders should be aware that Regency’ executive officers and directors and our Controlling Stockholder have interests in the Transaction that are in addition to, or different from, the stockholders generally.  These interests may create potential conflicts of interest and include the following:

•
Each of our executive officers, each member of the Board of Directors and our Controlling Stockholder holds shares in excess of 100 shares and will, therefore, retain shares of common stock after the Transaction;

•
Regency’s officers and directors, and persons holding 5% or more of Regency’s common stock (including our Controlling Stockholder) will benefit because, after the 90 day waiting period, cash tender offer transactions by issuers and affiliates will no longer be regulated (other than by Exchange Act Regulation 14E, which applies to all tender offers); and

•
Regency’s officers and directors, and persons holding 5% or more of Regency’s common stock (including our Controlling Stockholder) will benefit because, after the 90 day waiting period, such officers, directors and 5% stockholders will no longer be required to report their acquisition, disposition or ownership of shares under the Exchange Act.

Opinion and Report of Madison Williams and Company.

On July 14, 2009, Regency retained SMH Capital Inc., the predecessor to Madison Williams, to consider the fairness, from a financial point of view, of the cash consideration to be paid to those stockholders of Regency receiving the cash consideration.  On January 28, 2010, Madison Williams delivered its written opinion that, as of such date, the cash consideration to be paid for fractional shares resulting from the Reverse Stock Split was fair from a financial point of view to Regency’s unaffiliated stockholders.

The independent director retained SMH Capital based upon the following factors: SMH Capital was (and Madison Williams is) an independent and experienced provider of valuation and fairness opinions and it does not have an advisory or other potentially conflicting role in the Transaction.  No limitations were imposed by the independent director or the Board on Madison Williams (or its predecessor) with respect to the investigations made or procedures followed by it in rendering its opinion.  Neither Madison Williams nor its predecessor has performed investment banking services for the Company or any of its affiliates in the past or received fees for other services provided to the Company or its affiliates, other than fees related to the Transaction, including for services provided in connection with evaluation of the Transaction in 2005, and fees in connection with customary valuation and investment banking services.

Madison Williams’ opinion and report were delivered at the request of the independent director in connection with his and the Board’s consideration of the Transaction. Madison Williams’ opinion does not address the business decision by Regency to engage in the Transaction or address the relative merits of any alternatives discussed by the independent director and the Board. Madison Williams did not make, and was not requested by Regency or any other person to make, any recommendations as to the relative merits of any alternative considered by the independent director or the Board.

THE FULL TEXT OF MADISON WILLIAMS’ WRITTEN OPINION DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN.  THE FULL TEXT OF MADISON WILLIAMS’ REPORT ON WHICH THEIR OPINION IS BASED WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT REGENCY’S PRINCIPAL EXECUTIVE OFFICES DURING ITS REGULAR BUSINESS HOURS BY ANY INTERESTED SECURITY HOLDER OR REPRESENTATIVE OF AN INTERESTED SECURITY HOLDER SO DESIGNATED IN WRITING.  THE DESCRIPTION OF MADISON WILLIAMS’ OPINION AND REPORT CONTAINED IN THIS INFORMATION STATEMENT SHOULD BE REVIEWED TOGETHER WITH THE FULL TEXT OF THE WRITTEN OPINION AND REPORT, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.  THE SUMMARY OF THE OPINION AND REPORT OF MADISON WILLIAMS SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION AND REPORT ATTACHED RESPECTIVELY AS APPENDIX C HERETO AND AS AN EXHIBIT TO THE SCHEDULE 13e-3 FILED BY THE COMPANY WITH THE SEC WITH RESPECT TO THE TRANSACTION.

In connection with the rendering of its opinion and report, Madison Williams:

•	Held discussions with Regency senior management, board members and key personnel;

•	Reviewed publicly available information for Regency;

•	Examined financial and operating projections of Regency and its operating holdings;

•	Reviewed a 2003 appraisal conducted on the Security West property owned by Security Land and Development Company Limited Partnership;

•	Reviewed independent third-party research regarding the Baltimore real estate market;

•	Compared Regency’s and its operating holdings’ financial results with those of comparable publicly-traded companies;

•	Reviewed published estimates of independent research analysts with respect to the future financial performance of companies comparable to Regency and its operating holdings;

•
Analyzed public information related to the premium, as represented by the price paid in excess of the then-current market value, paid by Controlling Stockholders to buy out minority stockholders in public companies over the past four years.

•	Talked to the Company’s legal counsel regarding the deregistration process and the potential impact of the transaction on stockholders; and

•	Performed such other financial studies and analyses and considered such other information as Madison Williams deemed appropriate for the purposes of its analysis.

Madison Williams relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the Company’s management that they are not aware of any facts of circumstances that would make such information inaccurate or misleading.  The Board, including the independent director, reviewed such materials for accuracy and completeness, and found Madison Williams’ reliance upon them to be reasonable.  With respect to the financial projections of the Company and its operating holdings, Madison Williams assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company and its operating holdings, and that the Company and its operating holdings will perform substantially in accordance with such projections.  Madison Williams also assumed that the net operating loss schedule provided to it by the Company had been reasonably prepared on a basis reflecting the best currently available historical information and judgments of the management of the Company.

Madison Williams did not conduct a physical inspection of the properties and facilities of the Company and its operating holdings, did not make or obtain from third parties any evaluations or appraisals of the assets and liabilities of the Company or its operating holdings, and had limited direct communications with the operating management of the Company’s holdings.  As part of its analyses, Madison Williams reviewed an appraisal obtained by Security Land and Development Company Limited Partnership in 2003 in connection with the 2003 refinancing of the Security West property owned by Security Land.  Madison Williams was not authorized by the independent director to obtain a formal update to the 2003 appraisal of the Security West property, however, as part of its analysis, Madison Williams did conduct research regarding the Baltimore real estate market in order to assess changes in the Security West local real estate market, and the estimated impact on the 2003 appraised value.  The independent director believed that Madison Williams’ research regarding the current state of the Baltimore real estate market enabled Madison Williams to assess a reasonable discount (10%) to the 2003 appraised value of the Security West property without the benefit of an updated appraisal on the property.  Madison Williams nonetheless noted in its report that the absence of an updated appraisal of the Security West property represents a potential weakness in the analysis underlying its opinion.  See “Sum-of-Parts Valuation – Security Land and Development Company Limited Partnership” for a discussion of the methodology employed by Madison Williams in assessing a 10% discount to the 2003 appraised value for the Security West property.

With respect to all legal, accounting, and tax matters arising in connection with the Transaction, Madison Williams relied without independent verification on the accuracy and completeness of the advice provided to the Company by its legal counsel, accountants and other financial advisers.  During the course of its discussions with Regency’s management and legal counsel, Madison Williams was informed of an ongoing disagreement with the general partner of Security Land and Development Company Limited Partnership regarding the proper allocation of the taxable income generated by the Security West property.  Specifically, Madison Williams was advised that the dispute between the parties relates to which allocation provisions of Security Land's limited partnership agreement should govern the allocation of Security Land's operating (taxable) income for the applicable years.  The general partner's position is that the regular allocation provisions, under which 95% of Security Land's taxable operating income would be allocated to Regency, control.  Regency's position is that special so-called "regulatory allocation" provisions, specifically the "minimum gain chargeback" provisions, of the partnership agreement - which override the normal allocations of taxable operating income and allocate taxable operating income to the partners with deficit balances in their capital accounts in varying percentages based on their share of any reduction in the amount of Security Land's "minimum gain" as defined in the income tax regulations - control and that under these provisions, the Security Land partners other than Regency should be allocated most of the partnership's taxable operating income during the years at issue.  As a result of this dispute, Regency continues to report a different amount of income on its corporation income tax return than was reported to the IRS by Security Land.  Based on Regency's position that the "regulatory allocation" provisions control, Regency reported approximately $1,868,000, $2,042,000 and $2,351,000 less taxable income than it was allocated by the general partner of Security Land for the tax years 2006, 2007 and 2008, respectively.  If the general partner's position controls, Regency would have sufficient net operating losses to fully offset the additional taxable income for the 2006 and 2007 tax years, so Regency would not owe any additional Federal income tax.  After applying Regency's remaining net operating loss carry-forwards, Regency would owe additional Federal corporate income tax of approximately $824,000 for the 2008 tax year.  The amount of taxable income that would be allocated away from Regency assuming that the regulatory allocation provisions control in future years will continue to increase in each year, beginning with 2009 (in which year Regency estimates approximately $3,133,000 would be allocated away from Regency), until 2017 (in which year Regency estimates approximately $5,161,000 would be allocated away from Regency), after which Regency projects that the regulatory allocation provisions will not cause it to be allocated less taxable income than Security Land allocates to it.  Regency has discussed its position with the management of Security Land, but has not taken formal action to definitively resolve the dispute.  There can be no assurance that the IRS would agree with Regency’s position that the regulatory allocation provisions of the Security Land partnership agreement control.  If the IRS determines that the general partner of Security Land’s position controls (based on an audit of Regency’s tax returns or otherwise), Regency may be required to utilize its existing net operating loss carryforwards with respect to prior tax years, and may be liable for additional income taxes going forward, which could materially and adversely effect Regency’s liquidity and capital resources.  For purposes of its valuation, Madison Williams declined to express any conclusions on the issue of which allocation provisions are controlling, and took what it believed to be a neutral view of the allocation issue by assuming that 50% of Security Land’s taxable income is allocated to Regency with the other 50% being allocated to the partners other than Regency.  Madison Williams did not conduct an independent legal or tax analysis of the matter and relied upon the Company and its legal counsel for information regarding this matter.

In arriving at its opinion, Madison Williams did not attribute any particular weight to any analysis or factors considered by it and believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

Madison Williams received a non-contingent fee of $100,000 for rendering the fairness opinion attached as Appendix C, $25,000 of which was paid at the time of the engagement of SMH Capital and the balance of which was due and payable at the time such opinion was delivered to the independent director.  Regency also agreed, in connection with the issuance of its opinion letter in connection with the Transaction, to indemnify Madison Williams, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling Madison Williams or any of its affiliates against certain liabilities, including liabilities under federal securities laws.  Madison Williams has consented to the use and summary of the fairness opinion in this Information Statement.

Madison Williams undertook two approaches to valuing Regency’s common stock: a sum-of-parts valuation that analyzes the total fair market value of Regency’s assets, less current liabilities; and a going concern valuation that discounts Regency’s projected cash flows through 2018.

Sum-of-Parts Valuation.  In its sum-of-parts valuation, Madison Williams sought to estimate the total current fair market value of the Company’s assets less its liabilities, including tax liabilities and transaction costs associated with a sale of the assets.

Security Land and Development Company Limited Partnership.  In determining the current fair market value of Regency interest in Security Land and Development Company Limited Partnership, which owns a building referred to as Security West, Madison Williams utilized two approaches.  First, using the current equity value approach, Madison Williams increased the 2003 appraised value of the property of $110,500,000 to $112,700,000 based on six years of assumed straight-line appreciation (based on the 2018 appraised residual value), discounted such adjusted appraised value by 10% to account for Madison Williams’ estimated deterioration in the local commercial real estate market since 2003, and then reduced the discounted adjusted appraised value by the $69,710,000 of debt secured by the property, resulting in a value for Regency’s interest in Security Land of $15,860,000.  Second, using the residual value approach, Madison Williams discounted the 2018 appraised residual value of the property of $116,000,000, as reduced by 10% to account for Madison Williams’ estimated deterioration in the local commercial real estate market since 2003 and by the $10,000,000 of debt secured by the property that is scheduled to be outstanding at such time, to present value utilizing a 10.5% discount rate and then applied a 70% probability of lease renewal, based on Regency's management's estimate of the likelihood that the Social Security Administration will renew its lease for the Security West property.  The resulting value of Regency’s interest in Security Land of $12,841,000 was then reduced to reflect the net present value of projected cash flows and assumed tax liabilities through 2018, resulting in a net present value of $8,007,000.

Madison Williams calculated the net present value based on the financial projections for Security Land set forth below.  The projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements.

Security Land Summary Financial Projections

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
RENT	$13,195,023	$13,333,839	$13,446,489	$13,562,519	$13,682,030	$13,805,126	$13,931,915	$14,062,507	$14,197,018	$14,335,563
1217 – OPERATING REIMBURSEMENTS	112,650	116,030	119,511	123,096	126,789	130,593	134,510	138,546	142,702	138,816
TENANT REIMBURSEMENTS	60,000	61,800	63,654	65,564	67,531	69,556	71,643	73,792	76,006	116,848
INTEREST OTHER	10,500	10,500	10,500	10,500	10,500	10,500	10,500	10,500	10,500	10,500
	13,404,339	13,518,789	13,636,673	13,758,094	13,883,157	14,011,971	14,144,651	14,281,310	14,422,070	14,605,613

OPERATING EXPENSES	3,822,894	3,937,581	4,055,709	4,177,380	4,302,701	4,431,782	4,564,736	4,701,678	4,842,728	4,988,010
REGENCY ASSET MANAGEMENT FEE (1)	-	-	-	-	-	-	-	-	-	-
REAL ESTATE TAXES	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000

NET OPERATING INCOME	8,981,445	8,981,208	8,980,965	8,980,714	8,980,455	8,980,189	8,979,915	8,979,632	8,979,341	9,017,603

INTEREST EXPENSE	3,345,381	3,097,914	2,838,568	2,574,288	2,282,285	1,983,781	1,670,947	1,347,185	999,697	639,618
INCOME BEFORE DEPRECIATION	5,636,064	5,883,294	6,142,397	6,406,426	6,698,170	6,996,408	7,308,968	7,632,448	7,979,645	8,377,986

DEPRECIATION	1,421,223	1,421,223	1,482,686	1,482,686	1,482,686	1,482,686	1,482,686	1,482,686	1,656,166	1,656,166
AMORTIZED DEBT COST ($10.3M-185 MOS)	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685
TOTAL DEPRECIATION/ AMORTIZATION	2,122,908	2,122,908	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,357,851	2,357,851
TAXABLE INCOME	3,513,156	3,760,386	3,958,025	4,222,055	4,513,799	4,812,036	5,124,597	5,448,076	5,621,794	6,020,135

CASH FLOW
TAXABLE INCOME	3,513,156	3,760,386	3,958,025	4,222,055	4,513,799	4,812,036	5,124,597	5,448,076	5,621,794	6,020,135
DEPRECIATION/AMORTIZATION	2,122,908	2,122,908	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,357,851	2,357,851
CAPITAL EXPENDITURES	(484,500)	(517,000)	(489,800)	(499,800)	(478,300)	(579,800)	(491,800)	(504,800)	(488,800)	(3,722,400)
PRINCIPAL PAYMENTS	(5,154,619)	(5,402,086)	(5,661,432)	(5,925,712)	(6,217,715)	(6,516,219)	(6,829,053)	(7,152,815)	(7,500,303)	(7,860,382)
CASH FLOW	(3,055)	(35,792)	(8,835)	(19,086)	2,155	(99,611)	(11,885)	(25,168)	(9,459)	(3,204,797)

CASH FLOW BEFORE CAPITAL EXPENDITURES	481,445	481,208	480,965	480,714	480,455	480,189	479,915	479,632	479,341	517,603
CAPITAL EXPENDITURES	(484,500)	(517,000)	(489,800)	(499,800)	(478,300)	(579,800)	(491,800)	(504,800)	(488,800)	(3,722,400)
CASH FLOW	(3,055)	(35,792)	(8,835)	(19,086)	2,155	(99,611)	(11,885)	(25,168)	(9,459)	(3,204,797)

ALLOCATION OF TAXABLE INCOME TO REGENCY(1)	1,756,578	1,880,193	1,979,013	2,111,027	2,256,899	2,406,018	2,562,298	2,724,038	2,810,897	3,010,067
REGENCY'S TAX LIABILITY AT 35%	614,802	658,068	692,654	738,860	789,915	842,106	896,804	953,413	983,814	1,053,524

REGENCY'S PRIORITY CASH FLOW	-	-	-	-	2,047	-	-	-	-	-
NON-REGENCY CASH FLOW	-	-	-	-	108	-	-	-	-	-
RESIDUAL CASH FLOW	-	-	-	-	-	-	-	-	-	-

TOTAL REGENCY SHARE OF NET CASH FLOW	-	-	-	-	2,047	-	-	-	-	-

REGENCY'S CUMULATIVE SHARE OF NET CASH FLOW	332,776	332,776	332,776	332,776	334,823	334,823	334,823	334,823	334,823	334,823

(1) Madison Williams assumption for purposes of its valuation of Security Land asset.

The probability of lease renewal utilized by Madison Williams was based on Company management’s best estimate of the likelihood of a lease renewal in 2018.  Madison Williams determined the discount rate utilized in its analysis by adjusting an assumed 9.5% capitalization rate for the Security West property by a risk premium of 1% to account for the property’s location and the property’s suitability for single tenant occupancy, both of which factors were believed by Madison Williams to limit the number of potential tenants for the property.

For both the current equity value approach and the residual value approach to valuing Security Land, Madison Williams applied a 10% discount to the 2003 appraised value of the Security West property to take into account the decline in the local commercial real estate market.  To determine an appropriate discount rate, Madison Williams reviewed available third party research regarding national and local commercial real estate market fluctuations since 2003, reviewed applicable commercial real estate indices, and analyzed trends and changes in various commercial and residential demographics.  Specifically, Madison Williams analyzed the Baltimore market's historical unemployment, office net absorption, office vacancy rates and gross leasing activity data published by Delta Associates and Transwestern Commercial Service.  Madison Williams observed that such data reflected adverse changes in these metrics as compared to 2003 (when the Security West appraisal was prepared).  In addition, Madison Williams reviewed the credit quality of the tenant of the property, investments made (or scheduled to be made) in and around the property, and the long term nature of the lease in coming to its range of appropriate discounts.  As part of its valuation of the asset, Madison Williams conducted a sensitivity analysis with regard to a range of potential declines in the underlying value of the Security West property.  Taking the considerations above into account, Madison Williams utilized a 10% discount to the appraised value of Security West, which Madison Williams believed was reasonable.

For the residual value approach, Madison Williams also relied on a 70% probability of lease renewal, based on Regency’s management’s estimate of the likelihood that the Social Security Administration would renew its lease for the Security West property.  In estimating the likelihood that the Social Security Administration would renew its lease, management considered a number of factors, including the tenant’s continued occupancy of the Security West property since 1972, the proximity of the Security West facility to other facilities occupied by the tenant, the tenant’s investment in capital improvements at the Security West facility, the proposal by the State of Maryland to extend a light rail service from the city of Baltimore to the location of the Security Land property (which could be in place by 2018), which management believed improved the likelihood that the Social Security Administration would renew its lease.  Management also considered trends related to lease renewals by government agencies more generally.  Management also took into account the availability of alternative facilities that, in management’s judgment, might be suitable for the tenant’s purposes as well the fact that the tenant would require a significant parcel of land and significant investment to construct its own facility to replace the Security West property.  Based on the foregoing, management believed that it was more likely than not that the Social Security Administration would renew its lease at the Security West property.  Accordingly, management believed that 70% was a reasonable estimate of the probability that the Social Security Administration would renew its lease.  However, Regency’s estimate of the probability of lease renewal is inherently subjective, and a tenant may elect to renew or not renew its lease for any number of reasons.  Accordingly, there can be no assurance that the Social Security Administration will renew its lease at the Security West facility on terms acceptable to Regency, or at all.

Based on the foregoing analysis, Madison Williams derived a “low,” “medium” and “high” current fair market value for Regency’s interest in Security Land of $8,007,000, $11,934,000 and $15,860,000, respectively.

If Madison Williams varied the discount factor used to discount the value of Security West determined in the 2003 appraisal, the values of the property using equity value and residual value approaches would be as follows.

	Equity	Residual
	Value	Value
Discount	Approach	Approach	Median
	0.0%	0.0%	0.0%
0.0%	$21,495	$9,660	$15,578
5.0%	$18,678	$8,834	$13,756
10.0%	$15,860	$8,007	$11,934
15.0%	$13,043	$7,181	$10,112
20.0%	$10,225	$6,354	$8,290

MESC Capital, LLC.  In determining the current fair market value of Regency’s interest in MESC Capital, LLC, which owns an on-site energy facility that supplies steam and electricity to a Kimberly-Clark tissue mill in Mobile, Alabama under a take-or-pay contract through July 2018, Madison Williams utilized a net present value analysis and a comparables analysis.

In its net present value analysis, Madison Williams discounted to present value utilizing discount rates ranging from 9% to 11% Regency’s after-tax portion of MESC’s anticipated cash flows as well as Regency’s share of MESC’s estimated residual value in 2018.  MESC’s residual value was estimated by Madison Williams by applying a 6.5 multiple to MESC’s estimated 2018 earnings before interest, taxes, depreciation and amortization, or EBITDA, to derive an estimated 2018 enterprise value of $36.5 million.  Madison Williams then reduced the estimated enterprise value by the $1,040,000 debt that is scheduled to be outstanding in 2018 to derive an equity value of $35.5 million and applied a 70% probability of contract renewal to the estimated 2018 equity value to derive an estimated residual value.  The probability of contract renewal utilized by Madison Williams was based on Company management’s best estimate of the likelihood of a contract renewal in 2018.  In determining the discount rates utilized in its analysis, Madison Williams took into account Kimberly-Clark’s option to terminate the contract before expiration for contractually designated liquidated damages.  Based on the foregoing, Madison Williams derived a net present value range for Regency’s interest in MESC of between $5.8 and $6.7 million.

Madison Williams calculated the net present value based on the financial projections for MESC set forth below.  The projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements.

MESC Summary Financial Projections
$000	12/31/2009	12/31/2010	12/31/20111	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018

Revenue	15,594	15,599	15,586	15,769	15,933	16,077	16,311	16,396	16,471	16,535

Cash operating expenses
Fixed labor (includes G&A costs)	4,109	4,252	4,312	4,441	4,574	4,711	4,626	4,719	4,813	4,909
Managed O&M	3,859	3,979	4,107	4,432	4,497	4,662	4,497	4,572	4,647	4,725
Fuel	-	-	-	-	-	-	-	-	-	-
Other operating expenses	4,411	3,743	3,376	3,775	3,427	2,900	4,635	5,003	3,632	4,174
Total cash costs	12,378	11,974	11,795	12,648	12,498	12,273	13,758	14,293	13,092	13,807

Revenues less cash operating expenses	3,216	3,625	3,791	3,121	3,435	3,804	2,554	2,103	3,379	2,728

Depreciation	1	0	-	-	-	-	-	-	-	-
Amortization	166	155	143	130	115	100	83	65	45	24

Profit before interest	3,049	3,470	3,648	2,991	3,320	3,704	2,471	2,038	3,334	2,704

Interest	1,150	1,369	1,269	1,159	1,039	910	651	523	385	231

Pre-tax income	1,899	2,101	2,379	1,832	2,281	2,794	1,819	1,516	2,950	2,473
Taxes	1,162	1,273	1,415	1,271	1,480	1,716	1,436	1,395	1,968	1,879

Net Income	$737	$828	$964	$561	$801	$1,078	$384	$120	$981	$595

Revenues less cash operating expenses	$3,216	$3,625	$3,791	$3,121	$3,435	$3,804	$2,554	$2,103	$3,379	$2,728
Debt service	(2,638)	(2,991)	(3,033)	(3,077)	(3,145)	(3,184)	(3,102)	(3,156)	(3,266)	(4,665)
Other cashflows	180	1,515	1,676	1,860	1,920	2,044	2,316	2,449	2,506	2,885
MESC cashflows (pre-tax)	$758	$2,149	$2,434	$1,904	$2,210	$2,664	$1,767	$1,396	$2,620	$948

In its comparables analysis, Madison Williams derived equity values for Regency’s interest in MESC by applying valuation multiples derived from a group of comparable public companies and transactions selected by Madison Williams.  The valuation multiples used by Madison Williams were: enterprise value to 2010 projected revenue, enterprise value to 2010 projected earnings before interest, taxes, depreciation and amortization, or EBITDA and equity value to 2010 projected earnings.  The enterprise value of a comparable company was derived by increasing the company’s equity value (as determined by reference to its stock trading price) by its debt and preferred and minority interests and decreasing the equity value by its cash and cash equivalents; or, if utilized in its comparable transaction analysis, by reference to the transaction value for the company.

In selecting the company comparables, Madison Williams chose companies with operations similar in nature to MESC (power generation).  No company included in the comparables analysis was identical to MESC, and they significantly differ from Regency based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves subjective judgments and assumptions with regard to historical and projected performance of the industry and each comparable company and general business, economic, market and financial conditions.

The comparable companies selected by Madison Williams included:

Power Generation/Transmission
Dominion Resources, Inc.
American Electric Power Co., Inc.
Consolidated Edison Inc.
The AES Corporation
DTE Energy Co.
Constellation Energy Group, Inc.
CenterPoint Energy, Inc.
TransAlta Corp.
Great Plains Energy Inc.
Westar Energy Inc.
Cleco Corp.

Power Generation Facilities
NRG Energy, Inc.
Calpine Corp.
Mirant Corporation
RRI Energy, Inc.
Dynegy Inc

When compared to MESC, each of these companies is significantly larger and has significantly more resources, a broader customer base, greater geographic coverage and a deeper management team.  Significantly, investments in these comparable companies are also highly liquid investments in comparison to an investment in MESC, which is highly illiquid.   As a result, Madison Williams used the lower end of the trading multiples implied by these public comparables.  Madison Williams also viewed the results of this comparable analysis within the context of other types of valuation analyses, including comparable transaction analysis and Discounted Cash Flow valuation.  In certain cases it determined appropriate, Madison Williams adjusted derived public market multiples to account for MESC’s single customer base, limited size and projected growth rate.

 Madison Williams’ comparables analysis resulted in the following derived values for Regency’s interest in MESC:

Valuation Multiple	Low	High
Comparable Public Company Multiple Based on 2010 (projected) Revenue	$1,509,000	$5,793,000
Comparable Public Company Multiple Based on 2010 (projected) EBITDA	$5,857,000	$8,438,000
Comparable Public Company Multiple Based on 2010 (projected) Net Income	$8,276,000	$13,005,000
Transaction Multiple Based on 2009 (estimated) EBITDA	$4,279,000	$6,596,000

Based on the range of above values, and taking into account the aforementioned valuation range of $5.8 million and $6.7 million determined by the net present value analysis, Madison Williams interpolated a valuation range for Regency's interest in MESC of $5,200,000 to $8,100,000, of which the midpoint was $6,650,000.  Madison Williams labeled these valuation points, respectively, "low", "high" and "medium".  These valuation points were then used to represent the MESC component in the sum-of-parts valuation, summarized below.  Each component was given equal weight within its respective column.”

Summary of Sum-of-Parts Valuation.  The results of the sum of parts valuation performed by Madison Williams are summarized below:

	Low	Medium	High
Security Land	$ 8,007,000	$ 11,934,000	$ 15,860,000
MESC	5,200,000	6,650,000	8,100,000
Cash & cash equivalents1	6,776,000	6,776,000	6,776,000
Total asset value	$ 19,983,000	$ 25,359 ,000	$ 30,736,000
Less:
Transaction expenses2	(1,000,000)	(1,000,000)	(1,000,000)
Tax on Gain3	--	(41,000)	(135,000)
Balance Sheet liabilities	(137,000)	(137,000)	(137,000)

Equity Value	18,846,000	24,181,000	29,463,000
Fully-diluted shares outstanding	3,576,000	3,576,000	3,576,000
Per share equity value	5.27	6.76	8.24

1   Based on Regency’s pro forma cash and cash equivalents as of September 30, 2009.
2   Estimate of potential transaction expenses associated with the sale of interests in Security Land and MESC.
3   Assumed no tax on gain is offset by net operating loss availability.

Going Concern Valuation.   In its going concern valuation, Madison Williams sought to estimate the total current fair market value, and the corresponding per share value, of the Company as an ongoing operating business through 2018.

Madison Williams estimated Regency’s cash flows generated each year from 2010 to 2018, which is the year both the MESC and Security West contracts are set to expire, and utilized a discounted cash flow analysis to determine valuation ranges.

Madison Williams calculated Regency’s projected cash flows by aggregating the cash flows attributed each period to Regency from MESC and Security West and the interest income generated from the cash and equivalents on Regency’s balance sheet, less projected operating expenses and assumed income tax expenses.  In addition, Madison Williams assumed residual values for Regency’s ownership interests in MESC and Security West of $11.0 million and $31.5 million, respectively, which were included in the 2018 annual cash flows.  The $11.0 million MESC residual value was estimated in the manner described above under “Sum-of-Parts Valuation”.  In order to calculate the residual value of Security West, Madison Williams discounted the appraisal value of $116 million in 2018 by 10% to reflect deterioration in the commercial real estate market to determine a realized sale price.   Then Madison Williams adjusted the realized sale price to $73.1 million by applying a 70% probability of lease renewal and reduced the adjusted realized sale price by the $10 million of debt secured by the property that is scheduled to be outstanding at such time, implying an adjusted equity value of $63.1 million.  Given Regency’s 50% ownership and estimating the Company’s share of tax liability associated with the gain on the putative sale of the property, Regency’s share of residual value was estimated to be $31.5 million.

Madison Williams assumed a corporate tax rate for Regency of 35%, which was applied to 2009, 2010, 2011 and 2012, during which periods Regency was projected to utilize its remaining net operating loss carryforwards.  Madison Williams estimated that Regency may have up to approximately $9.0  million in net operating loss carry forwards available to offset taxable income.

Valuation Summary.  The per share valuation ranges yielded by the two valuation methods utilized by Madison Williams were $5.27 to $8.24 for the sum-of-parts valuation and $5.12 to $5.78 for the going concern valuation.

For comparison purposes, Madison Williams undertook an analysis of the premium to public market prices paid in recent transactions in which minority stockholders were bought out by the majority stockholder.  In selecting the comparable transactions, Madison Williams chose transactions in which a majority stockholder acquired the interests of minority stockholders and that were announced or closed within the three year period preceding Madison Williams’ analysis.  The transactions Madison Williams reviewed in connection with its premium analysis included:

Date	Target/Issuer	Transaction Value ($mm)	Buyers/Investors	Target Stock Premium – 1 Day Prior
11/10/2009	Nucryst Pharmaceuticals Corporation (NasdaqCM:NCST)	8.1	Westaim Corp. (TSX:WED)	77%
10/28/2009	Corel Corporation (TSX:CRE)	32.9	Vector Capital	29%
09/25/2009	HFG Holdings, Inc.	9.7	Cequence Energy Ltd. (TSX:CQE)	22%
09/04/2009	Odyssey Re Holdings Corp.	1,041.0	Fairfax Financial Holdings Limited	29%
07/29/2009	OSG America L.P. (NYSE:OSP)	70.4	Overseas Shipholding Group Inc.	41%
07/12/2009	iBasis Inc. (NasdaqGM:IBAS)	70.0	KPN B.V.	73%
06/26/2009	First Advantage Corporation (NasdaqGS:FADV)	226.8	First American Corp. (NYSE:FAF)	54%
06/11/2009	Polyair Inter Pack Inc. (OTCPK:PPKZ)	0.2	Glencoe Capital, LLC	102%
04/03/2009	Limco-Piedmont, Inc.	12.9	TAT Technologies, Ltd.	12%
03/25/2009	Hearst Television, Inc.	75.9	Hearst Broadcasting, Inc	115%
03/23/2009	Cox Radio Inc.	82.4	Cox Media Group, Inc.	45%
03/18/2009	Logility Inc.	11.0	American Software, Inc.	44%
03/15/2009	MediSolution Ltd.	14.9	Brascan Asset Management Holdings	54%
11/19/2008	Independent Nickel Corp.	0.5	Victory Nickel, Inc. (TSX:NI)	32%
09/30/2008	Salton, Inc.	30.7	Harbinger Capital Partners LLC; Harbinger	434%
07/21/2008	Genentech, Inc.	46,722.4	Roche Holdings, Inc.	16%
06/26/2008	Five Star Products, Inc.	1.7	National Patent Development Corp.	33%
05/01/2008	Buchans River Ltd.	2.6	Royal Roads Corp. (TSXV:RRO)	26%
04/26/2008	UnionBanCal Corp.	3,808.1	Bank of Tokyo-Mitsubishi UFJ, Ltd.	39%
04/02/2008	Revenue Properties Co. Ltd.	32.2	Morguard Corp. (TSX:MRC)	5%
03/05/2008	Nationwide Financial Services, Inc.	2,863.0	Nationwide	28%
02/28/2008	GS AgriFuels Corporation	1.5	GreenShift Corporation (OTCBB:GERS)	10%
02/18/2008	Allied Pacific Properties and Hotels Ltd.	1.7	Allied Holdings Ltd.	225%
12/23/2007	Teknion Corporation	77.2	Global Upholstery Co. Inc.	80%
11/15/2007	Atlantic Coast Entertainment Holdings Inc.	12.3	Icahn Enterprises, L.P. (NYSE:IEP)	20%
11/13/2007	SouthernEra Diamonds Inc.	11.7	Mwana Africa PLC (AIM:MWA)	12%
11/09/2007	Optimum General, Inc.	2.4	Optimum Group Inc.	10%
10/30/2007	Cunningham Lindsey Group Inc.	10.6	Fairfax Financial Holdings Limited	26%
06/21/2007	FUN Technologies, Inc.	106.6	Liberty Media Corp.	19%
05/14/2007	Spear & Jackson Inc.	4.3	United Pacific Industries Ltd. (SEHK:176)	78%
04/22/2007	Optical Communication Products Inc.	78.7	Oplink Communications Inc.	20%
03/27/2007	Milastar Corp.	4.9	Easton Southpaw Inc.	27%
02/23/2007	Refac Optical Group	10.7	Palisade Capital Management LLC, Private	50%
02/22/2007	Great American Financial Resources Inc.	245.8	American Financial Group Inc.	13%
01/24/2007	21st Century Insurance Group	806.8	American International Group, Inc.	35%
12/20/2006	Crested Corp.	12.4	US Energy Corp. (NasdaqCM:USEG)	14%

Although the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the Transaction, and none of the companies in those transactions has financial or operating profiles that are directly comparable to Regency.  An analysis of the results of such comparison is not purely mathematical, but instead involves subjective judgments and assumptions with regard to historical and projected performance of the industry and the companies involved in the transactions and general business, economic, market and financial conditions that could affect the acquisition value of the target companies in the selected transactions.  Nonetheless, Madison Williams believed that its premium analysis provided a relevant range of premiums over prevailing market valuations that have been paid to minority stockholders in transactions with a majority stockholder.

The range of premiums indicated by such analysis of between 25% to 35% when applied to Regency’s stock price of $3.75 resulted in a range of $4.69 to $5.06 for shares of Regency common stock.  Madison Williams also calculated the volume-weighted average prices of Regency shares for the twelve month trading period preceding delivery of its opinion.  This analysis produced a weighted average per share trading value of approximately $3.30.

Based on the valuations derived by the sum-of-parts valuation and going concern valuation, and after giving consideration to the values derived by the premium analysis and volume-weighted average analysis, Madison Williams concluded that $6.00 per share is a fair price from a financial point of view to Regency’s stockholders who are not affiliates of the Company.

The $6.00 per share price chosen by the independent director was based on the valuations determined by Madison Williams’ in its report.  In determining the price to be paid to stockholders in the Transaction, the independent director and the Board considered all of the factors described in Madison Willliams opinion and report, including, but not limited to, the factors considered by Madison Williams’ in determining appropriate discount rates applicable to its analyses of Regency’s investments in Security Land and MESC.

Appraisal of Security West

           As part of its analysis, Madison Williams reviewed an appraisal of the Security West property prepared in March 2003 by Marshall & Stevens Incorporated.  As set forth in the appraisal, Marshall & Stevens' appraisers have appraised numerous general purpose office properties in the private and public sectors essentially similar to the Security West Property.  The appraisal was obtained by Security Land in connection with a $98.5 million loan to a wholly-owned subsidiary of Security Land in June 2003.  As such, neither Regency nor its affiliates participated in the selection or engagement of Marshall & Stevens to appraise the Security West property.  Such appraisal was not obtained in connection with or in contemplation of the Transaction, and Marshall & Stevens did not recommend, or participate in the determination of, the terms of the Transaction, including, but not limited to, the amount of consideration to be paid to unaffiliated stockholders who will receive cash in the Transaction.

THE FULL TEXT OF MARSHALL & STEVENS APPRAISAL DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN.  THE DESCRIPTION OF MARSHALL & STEVENS' APPRAISAL CONTAINED IN THIS INFORMATION STATEMENT SHOULD BE REVIEWED TOGETHER WITH THE FULL TEXT OF THE APPRAISAL WHICH IS ATTACHED AS AN EXHIBIT TO THE SCHEDULE 13e-3 FILED BY THE COMPANY WITH THE SEC WITH RESPECT TO THE TRANSACTION, AND THE SUMMARY SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL APPRAISAL.

To develop its opinion of value, Marshall & Stevens performed a complete appraisal process as defined by the Uniform Standards of Professional Appraisal Practice.  The purpose of such appraisal was to estimate  (i) the fee simple “Go Dark” value (i.e., the value as if the property were untenanted) as of November 1, 2003; (ii) the fee simple residual value of the property as of the end of the lease term on October 31, 2018; and (iii) the prospective market value of the leased fee interest (i.e., the value as encumbered by the lease) as of November 1, 2003.  As part of its analysis, Marshall & Stevens also estimated the fee simple market value as of November 1, 2003.  Based upon the data and conclusions in its report, Marshall & Stevens appraised prospective market values of the property as follows:

•	Fee Simple Market Value as of November 1, 2003: $110.0 million

•	Fee Simple “Go Dark” value as of November 1, 2003: $86.8 million

•	Fee Simple Residual Value as of October 31, 2018: $116 million

•	Leased Fee Value as of November 1, 2003: $110.5 million

Marshall & Stevens' appraisal was developed based on a physical inspection of the Security West property, an analysis of data relating to comparable land and improved property sales, rental rates, operating expenses, construction costs, accrued depreciation, capitalization and yield rates, a visual review of comparable properties, and an analysis of regional and neighborhood trends pertaining to the property, including both demographic and economic patterns.

Fee  Simple Market Value as of November 1, 2003

As part of its analysis, the appraiser estimated the fee simple market value of Security West premised on 12 to 24 months of market exposure prior to the hypothetical consummation of a sale on the effective date of the appraisal.  To calculate the fee simple market value of Security West, the appraiser analyzed accumulated data using three valuation approaches: the cost approach, the income capitalization approach and the sales comparison approach.

Cost Approach.  Applying the "cost approach", the appraiser derived an opinion of the property's value by estimating the market value of the land, adding the replacement cost of the improvements on the property, and deducting the estimated accrued depreciation of the improvements.  Marshall & Stevens estimated the value of the land underlying the Security West property to be approximately $8,600,000 by multiplying the per-acre sales price of comparable properties by the number of acres constituting the Security West property.  Marshall & Stevens then added to the land value $131,855,821, the estimated cost of the building improvements on the Security West property, which it determined using a nationally recognized and accepted construction cost-estimating service, based on a physical inspection of the property.  Marshall and Stevens then deducted $36,964,590, the amount of estimated accrued depreciation of the improvements.  Marshall and Stevens calculated accrued depreciation based on a composite age/life method in which the effective age of the improvements are compared to the expected life of the improvements, if new, as adjusted to reflect historical capital expenditures, renovations and upgrades.  Marshall and Stevens estimated an effective age of the improvements as of the date of the appraisal of 14 years, or 28% of the 50-year expected economic life of the improvements on the property.  Based on the cost approach, Marshall & Stevens estimated the value of the Security West property was of November 1, 2003 was approximately $103,490,000.

Income Capitalization Approach.  Applying the "income capitalization approach", the appraiser derived an opinion of the property's value by capitalizing net operating income using an appropriate rate.  After considering the projected income stream for the Security West property, based on an analysis of the quality, quantity and duration of the income expectancy, as well as an analysis of market rents, economic trends, and varying landlord-tenant obligations and characteristics, Marshall & Stevens deemed an 8.0% overall capitalization rate to be appropriate for the property.  By dividing net operating income of $8,369,519 by the overall capitalization rate, the appraiser estimated the market value of the Security West property to be approximately $104,620,000.

Sales Comparison Approach.  The next step in the appraiser's analysis involved the “sales comparison approach”, wherein the property's market value was estimated by comparing the subject property to similar recently-sold or currently available properties as of the time of the appraisal.  Based on a comparison of similarly aged, and similarly sized office spaces with credit-worthy tenants occupying a significant portion of the available space in the Wilmington, Delaware, Washington Metro and Central New Jersey regions, the appraiser derived an average sale price of $166 per square foot of reported total building area, which is commonly equivalent to net rentable area.  After adjusting the sale price per square foot of the comparable properties to reflect changing market conditions from the date of sale of the comparable properties, the variations between the Baltimore market and the markets in which the comparable properties were located, as well as other factors (including occupancy at sale, size, nearby amenities and subjective factors relating to prestige in the market), the appraiser estimated the value of Security West to be approximately $140 per square foot, which yielded an estimated value of the Security West property of approximately $110,420,000.

The appraiser then reconciled the three valuation approaches, weighting each approach as the appraiser deemed appropriate and giving precedence to the sales comparison approach, which the appraiser believed provided the best indication of the property's value.  It was the appraiser's opinion that the prospective fee simple market value of the Security West Property, based on a reasonable marketing period of 12 to 24 months and exposure period of 12 to 24 months, as of November 1, 2003, was $110,000,000.

“Go Dark” Value as of November 1, 2003

The appraiser then estimated the so-called “go dark” value of the Security West property, which is the value of the property based on the hypothetical condition that the property will be vacated, considering the time necessary to market or re-tenant the property and a reduction in the fee simple market value for costs that may be incurred by the landlord during this period.  Costs considered include real estate taxes, utility and insurance costs, rental income loss, security, transaction costs and opportunity costs.  The appraiser estimated that, as of November 1, 2003, the Go Dark value of Security West was approximately $86,800,000.

Fee Simple Residual Value as of October 31, 2018

The appraiser also estimated the residual (reversionary) value of Security West as of October 31, 2018 (the end of the lease term), based on its fee simple market value as of November 1, 2003 and the effects of time on this value estimate, taking into account inflation, market trends and estimates of future income, expenses, land values and total property values.

Cost Approach.  Applying the cost approach described above, the appraiser estimated an annual land appreciation rate of 3.0% for fifteen years (i.e., the period of time until the expiration of the current lease), which resulted in a projected land value as of October 31, 2018 of approximately $13,400,000.  Taking into account the cost of future building and land improvements using a nationally recognized and accepted construction cost-estimating service, as well as estimated future depreciation, the appraiser estimated a market value as of October 31, 2018 of $112,000,000.

Income Capitalization Approach.  The appraiser also estimated the residual value of the Security West property by adjusting the income capitalization growth to reflect 2.0% annual growth in rental income with expenses estimated to increase at an annual rate of 3.0%.  Based on the continued aging of the property, the appraiser increased the current capitalization rate of 8% by 200 basis points.  The adjusted income capitalization approach yielded an estimated  residual value as of October 31, 2018 of $104,450,000.

Sales Comparison Approach.  Applying the sales comparison approach, the appraiser adjusted the estimated market value as of November 1, 2003 of $140 per square foot based on inflation, offset by normal depreciation modified by a conscientious program of repair and maintenance. For this analysis, the appraiser believed that total property value increase of 0.5% annually was reasonable.  The residual value estimated using the sales comparison approach was approximately $119,000,000.

Reconciling the values estimated using the three approaches, assuming normal market conditions, and with emphasis placed on the valuation derived by the sales comparison approach, the appraiser estimated the residual value of the Security West Property as of October 31, 2018 to be approximately $116,000,000.  Based on estimated transaction costs of $4,640,000, the appraiser estimated the discounted net proceeds from the sale of the Security West property as of October 31, 2018 to be approximately $111,360,000.

Leased Fee Value as of November 1, 2003

The appraiser then estimated the leased fee value of Security West as of November 1, 2003 by adding the present value of the contract rental payments to the present worth of the fee simple residual value (less transaction costs) of the property as of October 31, 2018.

The appraiser calculated the present value of the contract rental payments through the term of the lease using a discounted cash flow analysis.  Applying an 8.0% discount rate, the appraiser estimated the present value as of November 1, 2003 of future cash flows for Security West through October 31, 2018, to be approximately $75,355,205.  Then, applying an 8.0% discount rate, the appraiser estimated the present value as of November 1, 2003 of the net proceeds from the sale of Security West to be approximately $35,105,316.  Based on those estimates, the appraiser estimated the leased fee value of Security West as of November 1, 2003 to be approximately $100,500,000.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences to the Company and to its affiliated and unaffiliated stockholders resulting from the Transaction.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations, or the Regulations, issued pursuant to the Code, and published rulings and court decisions in effect as of the date of this Information Statement.  This summary does not take into account possible changes in laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect.  No assurance can be given that any change will not adversely affect this summary.

This summary does not address all aspects of the possible federal income tax consequences of the Transaction.  In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances nor to stockholders subject to special treatment under the federal income tax laws (for example, banks and other financial institutions, broker-dealers, traders in securities that elect the mark-to-market method of accounting, tax exempt entities, life insurance companies, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar and foreign taxpayers), who received shares as compensation for services or who hold, have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes.  In addition, this summary does not address any consequences of the Transaction under any state, local or foreign tax laws.

We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the stockholders of the Company as a result of the Transaction. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

This summary assumes that you are one of the following:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate the income of which is subject to United States federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This summary also assumes that you have held, and will continue to hold, your shares as capital assets for federal income tax purposes.

Partnerships (or other pass-through entities) and their partners should consult their tax advisors as to the tax considerations from the Transaction.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company. However, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on whether you are receiving cash or stock in the transaction.

Federal Income Tax Consequences to Affiliated and Unaffiliated  Stockholders Who Do Not Receive Cash in the Transaction

If you continue to hold stock directly immediately after the Transaction and you receive no cash as a result of the Transaction, you should not recognize any gain or loss in the Transaction for federal income tax purposes. Your aggregate adjusted tax basis in your shares of stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the Transaction and you will have the same holding period in your stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Unaffiliated Stockholders Who Receive Cash in the Transaction

If you receive cash in exchange for fractional shares as a result of the Transaction, you do not continue to hold any stock directly immediately after the Transaction, you are not related to any person or entity that holds stock immediately after the Transaction and you hold no options to acquire stock in the Company immediately after the Transaction; you will recognize capital gain or loss on the Transaction for federal income tax purposes, with such gain or loss measured by the difference between the cash you receive for your stock and your aggregate adjusted tax basis in such stock.

If you receive cash in exchange for fractional shares as a result of the Transaction, but either continue to directly own stock immediately after the Transaction; or are deemed to constructively own shares of stock in the Company because you either are related to a person or entity who continues to hold stock immediately after the Transaction, or you hold options to acquire stock in the Company immediately after the Transaction, although the matter is not free from doubt, it is our understanding that you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

Not Essentially Equivalent to a Dividend.  You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Transaction (taking into account for this purpose the stock constructively owned by you because you are related to certain persons or entities holding stock in the Company or hold options to acquire stock in the Company) is considered a "meaningful reduction" given your particular facts and circumstances.  The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

Substantially Disproportionate Redemption of Stock.  The receipt of cash in the Transaction will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of stock of the Company owned by you (taking into account for this purpose the stock constructively owned by you because you are related to certain persons or entities holding stock in the Company or hold options to acquire stock in the Company) immediately after the Transaction is less than 50% of all outstanding shares and less than 80% of the percentage of shares of stock owned by you immediately before the Transaction.

In applying these tests, certain attribution rules apply.  You may be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you and you may be treated as owning the stock of the Company for which you hold options to acquire such stock.  Please consult your tax advisor as to whether and to what extent the attribution rules apply to you and whether there is a method of obtaining a waiver for certain family attribution rules in your circumstances.

No affiliated stockholders of Regency will receive cash as a result of the Transaction.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates.  However, if you are an individual or other non-corporate stockholders, any portion of the cash received that is treated as a dividend under the rules described above generally will be subject to federal income tax at a rate not to exceed 15%, provided you satisfy the holding period requirement.

If the cash you receive is treated as the receipt of a dividend, then the basis in your shares that were exchanged for the cash received will be transferred to any remaining shares of stock in the Company held by you immediately after the Transaction.  If you do not own any of our shares immediately after the Transaction, your tax basis in your shares may, under certain circumstances, be transferred to share of stock in the Company held by a person related to you or it may be lost entirely. Under recently proposed regulations, your adjusted tax basis in the shares of our stock that were exchanged for the cash received would be recognized as a loss by you upon the occurrence of certain subsequent events. You are urged to consult your tax advisor as to the applicability of these proposed regulations to you.

Backup Withholding

Stockholders receiving cash in the Transaction will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information and certifications) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each stockholder receiving cash in the Transaction to deliver such information when the common stock certificates are surrendered following the effective date of the Transaction. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET PRICES OF THE COMMON STOCK

Our common stock is traded on the pink sheets.  The symbol for the listing is "RAFI (RAFI.PK)".  The following table sets forth the high and low sales prices for each calendar quarter during the last three fiscal years of Regency and for the quarter ended March 31, 2010. On July 22, 2010 the closing sale price of our common stock was $4.07. As of such date, there were approximately 2,501 common stockholders of record and 3,468,544 shares of our common stock, par value $.01 per share, issued and outstanding.

2010	HIGH ($)	LOW ($)
First Quarter	4.38	3.16
Second Quarter	4.33	4.03

YEAR ENDED DECEMBER 31, 2009	HIGH ($)	LOW ($)
First Quarter	2.50	2.25
Second Quarter	4.50	2.42
Third Quarter	4.00	3.80
Fourth Quarter	3.85	3.10

YEAR ENDED DECEMBER 31, 2008	HIGH ($)	LOW ($)
First Quarter	5.65	4.86
Second Quarter	5.16	4.06
Third Quarter	4.75	4.00
Fourth Quarter	4.00	2.50

YEAR ENDED DECEMBER 31, 2007	HIGH ($)	LOW ($)
First Quarter	6.70	5.22
Second Quarter	5.50	5.00
Third Quarter	5.75	5.10
Fourth Quarter	5.65	4.85

DIVIDEND POLICY

We have not paid or declared cash dividends on our common stock during the last two years.

TRANSFER AGENT

Transfer On-Line, Inc., Regency’s transfer agent, is located at 317 SW Alder Street, Second Floor, Portland, Oregon 97204.  Their telephone number is (503) 227-2950 and their website is http://www.transferonline.com.

CERTAIN REPURCHASES OF SECURITIES

Neither Regency, Royalty Holdings, Royalty Management, Inc. nor Mr. Levy has made any repurchases of Regency's common stock during the past two years.

SECURITIES TRANSACTIONS INVOLVING AFFILIATES

To the best of Regency’s knowledge, no executive officer or director of Regency, Royalty Holdings or Royalty Management, or any other person in control of Regency, Royalty Holdings or Royalty Management, including Mr. Levy, has engaged in any transactions involving Regency’s common stock within the past sixty days.

SUMMARY FINANCIAL INFORMATION

The following is a summary of selected statement of income data and balance sheet data for each period indicated.  The selected financial data for the years ended December 31, 2009 and 2008 is derived from the Company’s audited financial statements and related notes.

The selected financial data presented below should be read in conjunction with the Company’s consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K.

Balance Sheets:	December 31, 2008	December 31, 2009

Current assets	$10,773,637	$7,245,808
Noncurrent assets	12,088,483	16,805,754
Total Assets	22,862,120	24,051,562

Current liabilities	3,325,869	556,198
Noncurrent liabilities	0	0
Total Liabilities	3,325,869	556,198

Redeemable preferred stock	486,076	229,136
Common stock	35,349	35,349
Additional paid in capital	7,281,219	7,376,219
Readjustment from 1987	(1,670,596)	(1,670,596)
Retained earnings	13,813,053	17,934,106
Treasury stock	(408,850)	(408,850)
Total Equity	19,536,251	23,495,364

Total Liabilities and Equity	$22,862,120	$24,051,562

Statements of Income:	For the	For the
	Year Ended	Year Ended
	December 31, 2008	December 31, 2009

Net Sales	$-	$-

General and Administrative expenses	1,474,939	1,252,703

Loss from Operations	(1,474,939)	(1,252,703)

Other income (expense):

Income from equity investments in partnerships	3,084,183	3,884,705
Loss from settlement	(3,000,000)	-
Interest income (expense)	117,021	19,875
Income tax (expense) benefit	(171,386)	1,508,926
Net Income (Loss)	$(1,445,121)	$4,121,053

Earnings per share - basic	$(0.41)	$1.19
Weighted average number of shares	3,467,212	3,468,544

Earnings per share - diluted	$(0.41)	$1.14
Weighted average number of shares	3,782,715	3,606,469

Book value per share	$5.49	$6.71
Number of shares outstanding at balance sheet date	3,468,544	3,468,544

Common stock - par value $0.01; 8,000,000 shares authorized;
total shares issued:	3,534,812	3,534,812
less treasury shares held by company	66,268	66,268
total shares outstanding	3,468,544	3,468,544

Redeemable preferred stock(1)	486,076	229,136

(1)
Effective  October 19, 2009, Regency redeemed all outstanding shares of its 7% Cumulative Contingent Convertible, Junior Preferred Stock, $10, Series D, $0.10 par value for $10.00 per share ($256,940.00 in the aggregate for the 25,694 shares of Series D Preferred Stock outstanding).

Effective January 11, 2010, Regency redeemed all outstanding shares of Cumulative, Senior Preferred Stock $100, Series C, par value $0.10 per share, the redemption price for which was satisfied by delivery to the holders of Series C Preferred Stock of the shares of common stock of NRDC then owned by Regency.

THE TRANSACTION

The following supplements the information included in the “SPECIAL FACTORS” section above.

THE AMENDMENTS

A copy of the amendments to the certificate of incorporation effecting both the Reverse Stock Split and the Forward Stock Split following immediately thereafter are attached as Appendix A and Appendix B, respectively, to this Information Statement. This discussion does not include all of the information that may be important to you. You should read the amendments to the certificate of incorporation and this Information Statement.

The Transaction includes both a Reverse Stock Split and a forward stock split of our common stock.  The Reverse Stock Split is expected to be completed at 4:58, New York City time, on or about [____], 2010, and is expected to be immediately followed by the completion of the Forward Stock Split, at 4:59 p.m., New York City time, on the same date.

Each stockholder owning fewer than 100 shares of common stock immediately before the effective time of the Reverse Stock Split will, subject to special considerations for stockholders owning their shares in “street name” (see “Questions and Answers About the Transaction and the Form of Your Share Ownership” and “Special Factors – Effects of the Transaction”),  receive from the Company $6.00 in cash, without interest, for each of such shares of common stock; and (b) each stockholder owning of record 100 or more shares of common stock immediately before the effective time of the Reverse Stock Split will, after the Transaction, hold the same number of shares of common stock.

For purposes of the Transaction, we will presume that shares of Regency common stock held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and Regency has reason to believe based on the holder’s addresses or other indications that the shares are held by the same record owner.  Accordingly, the shares held in any account that holds of fewer than 100 shares of common stock immediately prior to the effective time of the Reverse Stock Split will be purchased in the Transaction.  See “Questions and Answers About the Transaction and the Form of Your Share Ownership,” above, for a description of how stockholders may be able to restructure their share ownership to ensure that they receive cash in exchange for their shares or remain stockholders of the Company.

Regency shall have full discretion and exclusive authority (subject to its right and power to delegate or assign such authority or any related task or responsibility to any other person) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Transaction; and

•
resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Reverse Stock Split. All such determinations by Regency shall be final and binding on all parties, and no person or entity shall have any recourse against Regency or any other person or entity with respect thereto.

EXCHANGE OF CERTIFICATES

Promptly after the Transaction, Regency will mail to each holder who is entitled to receive cash as a result of the transaction, based on information available to Regency, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Regency) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates. Upon surrender of a certificate for cancellation to Regency, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate, and the certificate so surrendered shall be canceled.

Holders of 100 or more shares of common stock immediately prior to the effective time of the Reverse Stock Split will not be required to surrender or exchange their shares.

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property (see “– No Appraisal or Dissenters’ Rights; Escheat Laws”, below).  No service charges or brokerage commissions will be payable by stockholders in connection with the Transaction. Regency will not pay any interest on any cash amounts payable to its stockholders as a result of the Transaction.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM REGENCY. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED TO HOLDERS OF FEWER THAN 100 SHARES IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE REVERSE STOCK SPLIT.

REGULATORY APPROVALS

Regency is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or Regency’s certificate of incorporation or bylaws in connection with the Transaction.  As a result, regardless of whether stockholders believe the $6.00 per share to be paid to unaffiliated stockholders who will receive cash in the Transaction is fair, Regency's stockholders will not be entitled to demand that the Delaware Court of Chancery appraise the fair value of their shares or to receive payment in an amount determined in an appraisal pursuant to Section 262 of the Delaware General Corporation Law.  The Company does not intend to obtain counsel or appraisal services for unaffiliated stockholders at the expense of the Company.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Regency, or who do not return their common stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the Transaction in which to claim the cash payment payable to them.  Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of Regency, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.  If Regency does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to Regency’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

CONDITIONS TO COMPLETION OF THE TRANSACTION

The Transaction will not be effected if the Board of Directors determines that:

•	Regency does not have available funds necessary to pay for the shares expected to be purchased in the Transaction, and costs resulting from the Transaction;

•	Regency does not have sufficient cash reserves to continue to operate its business;

•	an event has occurred or is likely to arise that might have a material adverse effect on Regency; or

•	the Transaction will not reduce the number of common stockholders of record to below 300.

In addition, while the Board expects that the Transaction will be implemented if the above conditions are satisfied, the Board may decide to abandon the Transaction at any time prior to its consummation if it believes that such action would be in the best interests of Regency’s unaffiliated stockholders.  For example, the Board may determine to abandon or delay the Transaction if there is a material change in the benefits or risks associated with the Transaction.

SOURCE OF FUNDS FOR THE TRANSACTION

Based on estimates of ownership of shares of common stock, the number of shares outstanding and other information as of February 4, 2010, and assuming that, as a result of the Transaction, 19,115 shares are purchased, Regency estimates that the total funds required to consummate the Transaction will be approximately $384,690, of which $114,690 will be used to pay the consideration to stockholders entitled to receive cash for their shares, and $270,000 will be used to pay the costs of the Transaction, as follows:

Postage and printing	$18,000
Miscellaneous Costs (including filing fees)	$2,000
Legal fees and expenses	$150,000
Financial advisor and fairness opinion fees and expenses	$100,000

Total	$270,000

The funds required to consummate the Transaction will be derived from Regency’s working capital.  Regency does not have any alternative financing arrangements or plans in the event that Regency’s working capital is insufficient to fund the Transaction.

MANAGEMENT OF REGENCY

Set forth below is information about the directors and executive officers of Regency.

DIRECTORS

Name	Age	Positions
Laurence S. Levy	54	President, Chief Executive Officer and Chairman
Neil Hasson	45	Chief Financial Officer and Director
Errol Glasser	57	Non-Executive Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name	Age	Positions
Carol Zelinski	56	Secretary

Laurence S. Levy.  Mr. Levy has been Chairman of the Board of Directors, President, and Chief Executive Officer of the Company since 2002. Mr. Levy founded the predecessor to Hyde Park Holdings, LLC in July 1986 and has since served as its Chairman. Hyde Park Holdings, LLC is an investor in middle market businesses. Mr. Levy serves as an officer or director of many companies in which Hyde Park Holdings, LLC or its affiliates invests. Presently, these companies include: Ozburn-Hessey Logistics LLC, a national logistics services company, of which Mr. Levy is a director; Derby Industries LLC, a sub-assembly business to the appliance, food and transportation industries, of which Mr. Levy is chairman; and Warehouse Associates L.P., a provider of warehouse and logistics services, of which Mr. Levy is Chairman. Mr. Levy is also the chairman of the board and chief executive officer of Rand Logistics, Inc., a NASDAQ listed company which provides bulk freight shipping services throughout the Great Lakes region, and chairman of the board of Essex Rental Corp., a NASDAQ listed company and one of North America’s leading providers of lattice-boom crawler crane and attachment rental services.  In addition, from March 1997 to January 2001, Mr. Levy served as Chairman of Detroit and Canada Tunnel Corporation, a company which operates the toll tunnel between Detroit, Michigan and Windsor, Ontario, and from August 1993 until May 1999, Mr. Levy served as Chief Executive Officer of High Voltage Engineering Corporation, a diversified industrial and manufacturing company. Mr. Levy received a Bachelor of Commerce degree and a Bachelor of Accountancy degree from the University of Witwatersrand in Johannesburg, South Africa. He is qualified as a Chartered Accountant (South Africa). Mr. Levy received a Master of Business Administration degree from Harvard University and graduated as a Baker Scholar.

Neil N. Hasson.  Mr. Hasson has been a Director and Chief Financial Officer of the Company since 2002.  In February 2005, Mr. Hasson was appointed as a Director of Citigroup Property Investors (“CPI”).  CPI is an international real estate investment manager. Previously, Mr. Hasson was the head of European Real Estate for DLJ Real Estate Capital Partners, a $660 million real estate fund managed by Donaldson, Lufkin and Jenrette ("DLJ"), where he was involved with the acquisition of real estate throughout the world. Mr. Hasson joined DLJ as a Managing Director in New York in January 1995.

Errol Glasser.  Mr. Glasser has been a Director of the Company since 2002. Mr. Glasser has been President of Triangle Capital, LLC, a private investment and advisory company based in New York City since 2004.  Previously, Mr. Glasser was President of East End Capital Management and a Managing Director at Kidder, Peabody &  Co. with responsibility for its West Coast investment banking activity.  Mr. Glasser is a member of the compensation, nominating and audit committees.

Carol Zelinski.  Ms. Zelinski is the Secretary of the Company. Since 1997, Ms. Zelinski has been an analyst at Hyde Park Holdings, LLC, a private investment firm. Ms. Zelinski also serves as the Secretary of Rand Logistics, Inc., a NASDAQ listed company which provides bulk freight shipping services throughout the Great Lakes region and Secretary of Essex Rental Corp., a NASDAQ listed company and one of North America’s leading providers of lattice-boom crawler crane and attachment rental services. Ms. Zelinski is not a Director of the Company.

Mr. Hasson is a citizen of the United Kingdom.  Each of Messrs. Levy and Glasser and Ms. Zelinski is a citizen of the United States.

During the last five years, neither the Company nor, to its knowledge, any of its directors or executive officers or Royalty Management, Inc. or Royalty Holdings LLC has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to a any judicial or administrative proceeding that resulted in a judgment, decrees or final order enjoining such individual or entity from future violations of, or prohibiting or activities subject to, federal or state securities laws or finding any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of our common stock as of July 23, 2010 by those individuals or groups who are known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock.  Except as otherwise indicated below, to our knowledge, each such beneficial owner has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED	PERCENT OF CLASS

Royalty Holdings, LLC and Royalty Management, Inc. 461 Fifth Avenue, 25th Fl. New York, New York 10017	1,823,738 (1)	52.6%

Laurence S. Levy (1) c/o Hyde Park Holdings, LLC 461 Fifth Avenue, 25th Fl. New York, New York 10017	2,198,738 (1)(2)	58.0%

Michael J. Meagher Stephen C. Smith c/o The Seaport Group LLC 360 Madison Avenue New York, New York 10017	257,583 (3)	7.4%

(1)           Based on information contained in an amendment to the Statement on Schedule 13D filed by such entities on January 9, 2008.  Laurence S. Levy has sole voting and dispositive power with respect to the shares beneficially owned by Royalty Management, Inc., a Delaware corporation (“Royalty Management”), and Royalty Holdings, LLC, a Delaware limited liability company (“Royalty Holdings” and together with Royalty Management, Royalty).  As a result of Royalty's  beneficial ownership of a majority of Regency's common stock, and Mr. Levy's status as the sole officer, director and stockholder of Regency Management, the sole manager of Regency Holdings, both Regency Holdings and Regency Management are affiliates of Regency.  The principal business of Royalty Holdings is investing in the Company.  The principal business of Royalty Management is acting as manager of Royalty Holdings.  The telephone number of Royalty Holdings LLC and Royalty Management, Inc. is (212) 644-3450.

(2)           Comprised of (i) the 1,823,738 shares that are beneficially owned by Royalty Management, of which Mr. Levy is the President, sole director and sole stockholder, (ii) 325,000 shares underlying currently exercisable options granted to Mr. Levy under the Company's 2003 Stock Incentive Plan, as amended and (iii) 50,000 shares owned directly.  As a result of Mr. Levy's status as an officer and director of Regency, and his beneficial ownership of Regency's common stock, Mr. Levy is an affiliate of Regency.  Mr. Levy's telephone number is (212) 644-3450.

(3)           Based on information contained in an amendment to the Statement on Schedule 13G filed by such entity on February 14, 2008.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as of July 23, 2010 regarding the ownership of common stock by (i) each director, (ii) each executive officer, and (iii) all current executive officers and directors of the Company as a group. Except as otherwise indicated, to our knowledge, each such individual has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED	PERCENT OF CLASS

Laurence S. Levy (1)	2,198,738 (2)	58.0%

Neil N. Hasson (1)	175,000 (3)	4.9%

Errol Glasser 505 Park Avenue Suite 1902 New York, New York 10022	21,750 (4)	*

All current Directors and Executive Officers as a group (3 persons)	2,395,488	61.1%

*Less than 1%

(1) The address of such beneficial owner is c/o Hyde Park Holdings, LLC, 461 Fifth Avenue, 25th Floor, New York, New York 10017.

(2) Comprised of (i) the 1,823,738 shares that are beneficially owned by Royalty Management, Inc., of which Mr. Levy is the President, sole director and sole stockholder, (ii) 325,000 shares underlying currently exercisable options granted to Mr. Levy under the Company's 2003 Stock Incentive Plan, as amended, and (iii) 50,000 shares owned directly.

(3) Comprised of 125,000 shares of common stock underlying options currently exercisable granted to Mr. Hasson under the Company's 2003 Stock Incentive Plan, as amended, and 50,000 shares owned directly.

(4) Includes 12,500 shares of common stock underlying stock options currently exercisable or exercisable within sixty days issued to such individual under the Company's 2003 Stock Incentive Plan, as amended, and 9,250 directly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

License Agreement

Pursuant to a License Agreement entered into in March 2003, Royalty Management, Inc., which is wholly-owned by Laurence S. Levy, our President, Chief Executive Officer and a director, provides New York City office space, office supplies and office services to us for $126,000 per year.

Employment Agreements

We are a party to employment agreements with Laurence S. Levy, our current President and Chief Executive Officer, and with Neil Hasson, our current Chief Financial Officer. Under each employment agreement, the executive's employment terminates upon the date on which the executive attains retirement age, provided that the executive may terminate his employment upon 30 days notice to Regency and he may be removed from office upon death or disability or for just cause.  The employment agreements provide for a base annual salary of no less than $150,000 for Mr. Levy and no less than $50,000 for Mr. Hasson, a discretionary bonus and other customary benefits. Effective April 1, 2006, Mr. Levy’s annual base salary is no less than $200,000.

COST OF THIS INFORMATION STATEMENT

The costs associated with the preparation, filing, printing and distribution of this information statement will be paid by Regency.

WHERE YOU CAN FIND MORE INFORMATION

The Transaction will result in a “going private” Transaction subject to Rule 13e-3 of the Exchange Act. Regency has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction.  The Schedule 13E-3 contains additional information about Regency. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Regency during regular business hours by any interested stockholder of Regency, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34957.

Regency is currently subject to the information requirements of the Exchange Act and files periodic reports, Proxy Statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters.

Copies of such reports, Proxy Statements and other information, as well as the Schedule 13E-3 (and any amendments thereto), may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549.  For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330.  Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”  The Company’s common stock is traded on the pink sheets under the symbol “RAFI”.

The full text of the fairness opinion of Madison Williams, dated January 28, 2010, is attached as Appendix C to this Information Statement. The full text of the report delivered by Madison Williams to the Board and the 2003 summary appraisal report prepared by Marshall & Stevens are attached as Exhibits (c)(2) and (c)(3) to the Schedule 13e-3 filed by Regency in connection with the Transaction, respectively.  The fairness opinion and report of Madison Williams, and any materials used in connection with such report, including the Marshall & Stevens appraisal are also available for inspection and copying at the Company’s principal executive offices, 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34957 during its regular business hours by any stockholder of the Company or representative who has been so designated in writing.

DOCUMENTS INCORPORATED BY REFERENCE

Regency’s Annual Report (the “Annual Report”) on Form 10-K for the year ended December 31, 2009, previously filed with the SEC, is incorporated herein by reference.  The Annual Report contains important information about Regency and its financial condition.

The information incorporated by reference should be considered part of this Information Statement except for any information superseded by information contained directly in this Information Statement.

 Upon written request by any stockholder, Regency shall deliver, without charge, by first class mail a copy of any and all of the information (not including exhibits) that has been incorporated by reference in this Information Statement.  Such requests should be made in writing and directed to Corporate Secretary, 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34957.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this Information Statement or in our documents that are publicly filed with the SEC.  If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ LAURENCE S. LEVY
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Appendix A

Form of Amendment to Effect Reverse Stock Split
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
REGENCY AFFILIATES, INC.

 REGENCY AFFILIATES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

 FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

 SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:58 p.m., New York City time, on ___, 2010.

 THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to 4:58 p.m., New York City time, on ___, 2010 (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into one-one hundredth (1/100th) of a fully-paid and nonassessable share of common stock, provided that no fractional shares shall be issued to any holder of  fewer than 100 shares of common stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $6.00 per share of common stock held by such holders immediately prior to the Reverse Split Effective Time. Promptly after the Reverse Split Effective Time, the Corporation shall send to all persons who were holders of fewer than 100 shares of common stock immediately prior to the Reverse Split Effective Time instructions for surrendering their certificates for such shares in exchange for payment of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $6.00 for each share of common stock held immediately prior to the Reverse Split Effective time, to which such holder has become entitled under this paragraph.

 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ___day of ___, 2010.

REGENCY AFFILIATES, INC.

By:

Name:

Title:

Appendix B

Form of Certificate of Amendment to Effect Forward Stock Split
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
REGENCY AFFILIATES, INC.

 REGENCY AFFILIATES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

 FIRST:  This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

 SECOND:  The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:59 p.m., New York City time, on ___, 2010.

 THIRD:  Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the Reverse Stock Split pursuant to the immediately preceding paragraph), each one (1) share of common stock issued and outstanding immediately prior to 4:59 p.m., New York City time, on ___, 2010 (the “Forward Split Effective Time”), and each fractional share held of record by any holder of one or more whole shares of common stock immediately prior to the Forward Split Effective Time, shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into the number of fully-paid and nonassessable shares determined by multiplying each such share, and fractional share, by one hundred (100).

 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ___day of ___, 2010.

REGENCY AFFILIATES, INC.

By:

Name:

Title:

Appendix C

527 Madison Avenue New York, NY 10022 212-317-2700 646-840-5498 www.madisonwilliams.com

January 28, 2010

The Independent Directors
Regency Affiliates, Inc.
610 NE Jensen Beach Boulevard
Jensen Beach, FL 34957

Independent Directors:

We understand that Regency Affiliates, Inc. (the “Company” or “Regency”) is considering entering into a transaction involving a reverse stock split (the “Reverse Stock Split”) and deregistration of the Company’s common stock under the Securities Act of 1934, as amended (the “Exchange Act”), (together with the Reverse Stock Split, the “Transaction”).

Madison Williams and Company LLC (“MWC”) has been retained to act as financial advisor to the Independent Directors of the Company, to undertake a study and to issue an opinion (“Opinion”) to the Independent Directors as to the fairness from a financial point of view to the shareholders of the Company who are not Affiliates of the Company of the financial consideration to be paid by the Company for the fractional shares resulting from the Reverse Stock Split.  We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Transaction.  The term “Affiliates” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

In arriving at the Opinion, we have reviewed and analyzed, among other things:

1.	Publicly available information concerning the Company that we believe to be relevant to our analysis, including, without limitation, the Company’s 10-K and 10Qs for the past fiscal year;
2.
Certain financial and operating information with respect to the business, operations, and prospects of the Company and its operating holdings, including financial and operating projections furnished by the management of the Company;

3.	The historical market prices of the Company’s publicly-traded securities during the last five years;
4.	A 2003 appraisal conducted on the Security West property owned by Security Land and Development Company Limited Partnership;
5.	A comparison of the historical financial results and present financial condition of the Company and its operating holdings with those of other publicly-traded companies that we deemed relevant;
6.
An analysis of the pro forma impact of the costs of effecting the Transaction and the anticipated savings resulting from the deregistration under the Exchange Act on the future financial performance of the Company;

7.	Published estimates of independent research analysts with respect to the future financial performance of companies comparable to the Company;
8.
The premium, as represented by the price paid in excess of the then-current market value, of transactions involving public companies in which minority shareholders were bought out by the majority shareholders over the past four years;

9.	The views of the management of the Company with respect to the Transaction and other matters concerning the Company and its operating holdings; and
10.	Such other information, financial studies, analyses and investigations as we deemed relevant.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial projections of the Company and its operating holdings, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company and its operating holdings, and that the Company and its operating holdings will perform substantially in accordance with such projections.  Upon advice of the Company, we have assumed that the NOL schedule provided to us by the Company has been reasonably prepared on a basis reflecting the best currently available historical information and judgments of the management of Company.  We have also relied on calculations of the tax liability resulting from potential sale transactions provided to us by the Company and its accounting advisors.  In arriving at our Opinion, we have not conducted a physical inspection of the properties and facilities of the Company and its operating holdings, and we have not had direct communications with the operating management of the Company’s holdings.  We have not made or obtained from third parties any evaluations or appraisals of the assets and liabilities of the Company or its operating holdings.

As part of our analysis regarding the value of the Company and its assets, we relied in part on the appraisal conducted by Marshall and Stevens of the property owned by Security Land and Development Company LP (“Security West”), dated November 1, 2003.  MWC did not conduct or commission independent appraisals on the underlying assets as part of its work in the due diligence process.  As part of the analysis, we did consider the effects of changes in the national and local real estate markets on the value of Security West, and undertook an analysis of the impact of a potential reduction in the value of the Security West property on the value of Regency’s shares.  However, given the volatility in the commercial real estate market since 2003, MWC acknowledges that the absence of an updated appraisal on the specific Security West property represents a potential weakness in the analysis underlying our opinion.  We utilized the Marshall and Stevens valuations as baseline valuations for:

1.	the Sum-of-Parts Valuation, specifically the current equity value approach, and the residual value approach; and

2.	the Going Concern Valuation, specifically for the calculation of the 2018 residual value of Security West.

To the extent the underlying value of the Security West property is materially different from the value indicated by the Marshall and Stevens appraisal, the valuations of the shares of Regency stock indicated by the Sum-of-Parts Valuation and the Going Concern Valuation, may be materially affected and the conclusion of our Opinion could change or be qualified.

With respect to all legal, accounting, and tax matters arising in connection with the Transaction, we have relied without independent verification on the accuracy and completeness of the advice provided to the Company by its legal counsel, accountants, and other financial advisers.

In arriving at this Opinion, MWC did not attribute any particular weight to any analysis or factor considered by it.  Accordingly, MWC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

MWC has acted as a financial advisor to the Company in connection with the Transaction and will receive a fee upon the delivery of this Opinion.  In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement.  MWC is not otherwise engaged to perform other investment banking services for the Company, nor is MWC currently entitled to receive fees for other services.  In the ordinary course of business, MWC or its affiliates may actively trade in the Company’s securities for their own accounts and for the accounts of MWC’s customers and, accordingly, may at any time hold a long or short position in such securities.

This Opinion is for the use and benefit of the Independent Directors of the Company and may also be relied upon by the Board of Directors in connection with its consideration of the Transaction.  This Opinion does not address the Company’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.  In addition, we express no opinion as to the price at which shares of common stock of the Company actually will trade following announcement of the Reverse Stock Split.

Our Opinion is subject to the assumptions and conditions contained herein and is based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information available to us as of, the date of this letter.  We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the financial consideration to be paid by the Company for the fractional shares resulting from the Reverse Stock Split is fair from a financial point of view to shareholders of the Company who are not Affiliates of the Company.

Madison Williams and Company LLC

By:	/s/ V. Michael Fitzgerald
V. Michael Fitzgerald
Managing Director